As filed with the Securities and Exchange Commission on April 25, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	6022	58-2107916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

H. AVERETT WALKER

Chief Executive Officer

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katherine M. Koops, Esq. Powell Goldstein LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309 (404) 572-6600	Thomas O. Powell, Esq. Troutman Sanders LLP 600 Peachtree Street, NE Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Upon submission of the Plan of Merger described in this Registration Statement for the vote of shareholders of SouthBank.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary—Subject to Completion Dated April 25, 2005

[SOUTHBANK LOGO]	[SBKC LOGO]

PROXY STATEMENT OF SOUTHBANK	PROSPECTUS OF SECURITY BANK CORPORATION

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

The boards of directors of SouthBank and Security Bank Corporation have each unanimously agreed to the acquisition of SouthBank by Security. Security will be the surviving bank holding company in the merger, and SouthBank will be merged with and into Security Interim Bank, a wholly owned merger subsidiary of Security. Shareholders of SouthBank are being asked to approve the merger at a special meeting of shareholders to be held on May 31, 2005. Security shareholders are not required to approve the merger.

A total of $9,660,000 and 560,836 shares of Security common stock (the “merger consideration”) will be issued in the merger. Each share of SouthBank common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each SouthBank shareholder and subject to adjustment as described below, for cash, shares of Security common stock or a combination of both representing its pro rata share of the merger consideration. While the value of the cash component of the merger consideration will remain fixed, the value of the stock component of the merger consideration will fluctuate with the market price of the Security common stock prior to the closing of the merger, even though the number of shares of common stock issued in the merger will remain fixed. If the average closing price of the Security common stock decreases by more than 20% between the date of the merger agreement and the effective time of the merger and certain other market conditions are met, then SouthBank may renegotiate the merger consideration with Security. Assuming 1,553,619 shares of SouthBank common stock are outstanding at the time of the merger, each outstanding share of SouthBank common stock would represent the right to receive the amount of cash and stock shown below. These amounts reflect the issuance of 30% cash consideration and 70% stock consideration in the merger as required by its terms.

Date	Total Merger Consideration Value		Cash per SouthBank Share	Shares of Security Stock per SouthBank Share	Value of Shares of Security Stock per SouthBank Share
January 19, 2005 (date of the merger agreement)		$32,687,926	$6.22	.36		$14.82
, 2005 (date of this proxy statement)	$		$6.22	.36	$

Because you may elect to exchange your shares of SouthBank common stock for cash, Security common stock, or a combination of cash and stock, the value of the consideration you receive could vary from the amounts shown above. You may not, however, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure the issuance of the fixed amounts of cash and stock described above. Security’s common stock is quoted on The Nasdaq National Market under the symbol “SBKC.”

A special meeting of SouthBank’s shareholders will be held at                                                  , on May 31, 2005 at 10.00 a.m. local time. At the special meeting, you will be asked to approve the agreement and plan of reorganization between Security and SouthBank, which we refer to in this proxy statement-prospectus as the merger agreement. SouthBank’s board of directors unanimously recommends that you vote FOR approval of the merger agreement and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.

You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “ Risk Factors,” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Security common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated                             , 2005 and is first being mailed to SouthBank’s shareholders on or about                             , 2005.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement–prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Security or SouthBank since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Security” and “SouthBank” refer to Security Bank Corporation and SouthBank, respectively, and, where the context requires, “Security” may refer to Security Bank Corporation and its subsidiaries, Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Security that is not included in, or delivered with, this document. This information is described on page          under “Information About Security—Incorporation of Documents by Reference” and may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or verbal request. Shareholders should contact:

Security Bank Corporation

Attn: Chief Financial Officer

4219 Forsyth Road

Macon, Georgia 31210

Telephone: (478) 722-6600

In order to obtain timely copies of such information free of charge you must request the information no later than May 20, 2005.

SOUTHBANK

155 Towne Lake Parkway

Woodstock, Georgia 30188

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 31, 2005

To the Shareholders of SouthBank:

SouthBank will hold a special meeting of shareholders at                                                              , on May 31, 2005 at 10.00 a.m., local time, for the following purposes:

1.	Merger. To approve and adopt an agreement and plan of reorganization, dated January 19, 2005, as amended March 9, 2005, between Security Bank Corporation and SouthBank, pursuant to which Security will acquire SouthBank pursuant to the merger of SouthBank with and into Security Interim Bank. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on                     , 2005, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of two-thirds of the shares of SouthBank common stock outstanding on the record date.

After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the merger agreement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to SouthBank’s secretary, or by filing a properly executed proxy of a later date with SouthBank’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

SouthBank’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Charles M. Barnes
Woodstock, Georgia	President and Chief Executive Officer

                    , 2005

APPENDIX A	AGREEMENT AND PLAN OF REORGANIZATION BETWEEN SECURITY BANK CORPORATION AND SOUTHBANK

APPENDIX B	FAIRNESS OPINION OF BURKE CAPITAL GROUP, L.L.C.

APPENDIX C	FULL TEXT OF ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement, which provides for the acquisition of SouthBank by Security through the merger of SouthBank with Security Interim Bank, a wholly owned acquisition subsidiary of Security.

Q:	How does my board of directors recommend I vote on the merger?

A:	The board of directors of SouthBank unanimously recommends that you vote “FOR” approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a unique strategic opportunity to combine with Security, which is expected to create greater short- and long-term growth and shareholder value.

Q:	What will I receive in the merger?

A:	A total of $9,660,000 and 560,836 shares of Security common stock (the “merger consideration”) will be issued in the merger. Each share of SouthBank common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each SouthBank shareholder and subject to adjustment as described below, for cash, shares of Security common stock or a combination of both, representing its pro rata share of the merger consideration. While the value of the cash component of the merger consideration will remain fixed, the value of the stock component of the merger consideration will fluctuate with the market price of the Security common stock prior to the closing of the merger, even though the number of shares of common stock issued in the merger will remain fixed. If the average closing price of the Security common stock decreases by more than 20% between the date of the merger agreement and the effective time of the merger and certain other market conditions are met, then SouthBank may renegotiate the merger consideration with Security. Assuming 1,553,619 shares of SouthBank common stock are outstanding at the time of the merger, each outstanding share of SouthBank common stock would represent the right to receive the amount of cash and stock shown below. These amounts reflect the issuance of 30% cash consideration and 70% stock consideration in the merger as required by its terms. Because the exchange ratio, with certain limited exceptions, is fixed, the “Total Merger Consideration Value” shown below will fluctuate depending on the current market price of Security common stock.

Date	Total Merger Consideration Value		Cash per SouthBank Share	Shares of Security Stock per SouthBank Share	Value of Shares of Security Stock per SouthBank Share
January 19, 2005 (date of the merger agreement)		$32,687,926	$6.22	.36		$14.82
, 2005 (date of this proxy statement)	$		$6.22	.36	$

Because you may elect to exchange your shares of SouthBank common stock for cash, Security common stock, or a combination of cash and stock the value of the consideration you receive could vary from the amounts shown above. Examples of the possible fluctuation in the value of the merger consideration that you receive are set forth in “The Merger Agreement—What SouthBank Shareholders Will Receive in the Merger” on page     . You may not, however, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment, however, to the extent necessary to ensure the issuance of the fixed amounts of cash and stock described above.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger shortly after the special shareholders’ meeting, assuming our shareholders approve the merger.

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Q:	What should I do now?

A:	After carefully reading and considering the information in this proxy statement-prospectus, just indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement.

Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to SouthBank’s secretary. Second, you can submit a new properly executed proxy with a later date with SouthBank’s secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my SouthBank stock certificates now?

A:	No. If the merger is completed, Security will send all of SouthBank’s shareholders written instructions for exchanging SouthBank common stock certificates for the merger consideration.

Q:	If I am a SouthBank shareholder, will I always receive the form of consideration I elect to receive?

A:	No. A fixed number of shares of Security common stock will be issued and a fixed amount of cash will be paid in the merger. Accordingly, there is no assurance that you will receive the form of consideration that you elect with respect to all shares of SouthBank common stock you hold. If the elections result in an oversubscription of the pool of cash or Security common stock, the exchange agent will allocate between cash and Security common stock following the proration procedures described beginning on page of this proxy statement-prospectus.

Q:	If I am a SouthBank shareholder, what happens if I don’t make an election for cash or shares of SouthBank common stock?

A:	If you fail to make an election prior to the election deadline, other than because you are exercising your dissenters’ rights, the actual form of merger consideration that will be paid to you will depend upon how many SouthBank shareholders elect to receive shares of Security common stock versus how many elect to receive cash. If one form of consideration has been oversubscribed, you will receive the other form of consideration in exchange for all of your shares. For more information concerning the merger consideration and election procedures, see “The Merger Agreement” on page .

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Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Georgia law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the heading “Dissenters’ Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Georgia law as Appendix C to this proxy statement-prospectus.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Charles M. Barnes, SouthBank, 155 Towne Lake Parkway, Woodstock, Georgia 30188, telephone: (678) 494-2976.

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SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Security common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. You may obtain the information about Security that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of SouthBank’s shareholders.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (See page      for Security and page      for SouthBank)

SECURITY BANK CORPORATION

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

Security is a Georgia corporation and a registered bank holding company headquartered in Macon, Georgia. Security’s current banking subsidiaries are Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County. Security currently provides a full range of traditional banking services throughout central Georgia.

As of December 31, 2004, Security had consolidated total assets of approximately $1.06 billion, consolidated total loans of approximately $845 million, consolidated total deposits of approximately $843 million and consolidated shareholders’ equity of approximately $107 million.

SOUTHBANK

155 Towne Lake Parkway

Woodstock, Georgia 30188

(678) 494-2976

SouthBank is a Georgia banking corporation headquartered in Woodstock, Georgia. SouthBank currently provides banking services through its main office in Cherokee County, Georgia and operates two additional loan production offices in Forsyth and Paulding Counties, Georgia.

As of December 31, 2004, SouthBank had total assets of approximately $114 million, consolidated total loans of approximately $91 million, consolidated total deposits of approximately $93 million and consolidated shareholders’ equity of approximately $13.8 million.

The Merger (See page     )

Under the terms of the merger agreement, Security will acquire SouthBank pursuant to the merger of SouthBank with and into Security Interim Bank, a wholly owned merger subsidiary of Security. After the merger, Security Interim Bank will be the surviving corporation and will continue its corporate existence under Georgia law and SouthBank will cease to exist. In addition, Security Interim Bank’s name will change automatically to

“Security Bank of North Metro” as a result of the merger. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page     )

A total of $9,660,000 and 560,836 shares of Security common stock will be issued in the merger. Each share of SouthBank common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each SouthBank shareholder and subject to adjustment as described below, for cash, shares of Security common stock or a combination of both, representing its pro rata share of the merger consideration. As indicated in the table below, the value of the merger consideration will fluctuate with the market price of the Security common stock prior to the closing of the merger. If the average closing price of the Security common stock decreases by more than 20% between the date of the merger agreement and the effective time of the merger and certain other market conditions are met, then SouthBank may renegotiate the merger consideration with Security. Assuming 1,553,619 shares of SouthBank common stock are outstanding at the time of the merger, each outstanding share of SouthBank common stock would represent the right to receive the amount of cash and stock shown below. These amounts reflect the issuance of 30% cash consideration and 70% stock consideration in the merger as required by its terms.

Date	Total Merger Consideration Value		Cash per South- Bank Share	Shares of Security Stock per SouthBank Share	Value of Shares of Security Stock per SouthBank Share
January 19, 2005 (date of the merger agreement)		$32,687,926	$6.22	.36	$14.82

, 2005 (date of this proxy statement)	$		$6.22	.36

Because you may elect to exchange your shares of SouthBank common stock for cash, Security common stock, or a combination of cash and stock, the value of the consideration you receive could vary from the amounts shown above. Examples of the possible fluctuation in the value of the merger consideration that you receive are set forth in “The Merger Agreement—What SouthBank Shareholders Will Receive in the Merger” on page     . You may not receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment, however, to the extent necessary to ensure the issuance of the fixed amounts of cash and stock described above.

After the closing of the merger, you will be allowed to elect whether to receive cash, Security common stock or a combination of both for your shares of SouthBank common stock. Under the terms of the merger agreement, the exchange agent is allowed to use its discretion in issuing cash and Security common stock to SouthBank shareholders to ensure that the total cash consideration issued equals approximately $9,660,000 and the total stock consideration equals approximately 560,836 shares of Security common stock.

On January 18, 2005, the last trading day before we publicly announced the execution of the merger agreement, the closing price of Security common stock was $41.53, and on             , 2005, the last practicable date before mailing this proxy statement-prospectus, the closing price of Security common stock was $            . Based on these closing prices, if we had closed the merger on January 18, 2005, the value of the merger consideration per share of SouthBank common stock would have been $21.21, and if we had closed the merger on                 , 2005, the value of the merger consideration per share of SouthBank common stock would have been $            .

You will not receive any fractional shares of Security common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Security common stock otherwise issuable upon conversion, multiplied by $40.19, subject to adjustment as described in “The Merger Agreement – What SouthBank’s Shareholders Will Receive in the Merger,” page     .

Limitation on Cash Consideration (See page     )

Under the merger agreement, the amount of cash that will be paid as a result of the merger will be $9,660,000 of the aggregate value of the consideration to be issued, excluding cash paid in lieu of fractional shares and cash issued to shareholders who exercise dissenters’ rights. As a result, the exchange agent may adjust the portion of cash to be paid and the number of shares of Security common stock to be issued to each SouthBank shareholder to ensure that the amount of cash paid equals 30% of the aggregate consideration set in the merger agreement.

Effect of the Merger on SouthBank Options and Warrants (See page     )

Prior to the execution of the merger agreement, there were 131,871 outstanding options to purchase SouthBank common stock, with a weighted average exercise price of $10.88 per share and 155,000 organizational warrants, each with an exercise price of $10.00 per share. Pursuant to the terms of the merger agreement, all of these outstanding options and warrants will be exercised in accordance with their terms prior to the closing of the merger. SouthBank has agreed that any warrants, options or other rights to acquire shares of SouthBank’s capital stock that remain outstanding at the time of closing of the merger will be cancelled.

Your Expected Tax Treatment as a Result of the Merger (See page     )

Unless you receive all cash consideration in the merger, SouthBank’s shareholders will recognize gain (but not loss) equal to the lesser of (1) the cash (excluding any cash received in lieu of a fractional share of Security common stock) and the fair market value of the Security common stock received (including the fair market value of any fractional share of Security common stock that is deemed to be distributed in the merger and then redeemed by Security), less such shareholder’s tax basis in SouthBank common stock, or (2) the amount of cash received. The completion of the merger is conditioned on receipt of a tax opinion from Powell Goldstein LLP that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that SouthBank shareholders will not recognize or gain or loss in connection with the exchange of their shares (except with respect to any cash received).

Any shareholder of SouthBank who receives all cash in the merger, as a result of perfecting dissenters’ rights under Georgia law, or otherwise, will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in his or her SouthBank common stock. See “Material Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Dissenters’ Rights You Will Have as a Result of the Merger (See page     )

If the merger is completed, those shareholders of SouthBank who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Georgia law. Appendix C includes

the relevant provisions of Georgia law regarding these rights. See “Dissenters’ Rights” beginning on page      of this proxy statement-prospectus.

Comparative Stock Prices (See page     )

On January 18, 2005, the last trading day prior to the public announcement of execution of the merger agreement, the last sale price of Security common stock on The Nasdaq National Market was $40.64, and on             , 2005, the last practicable date before mailing this proxy statement-prospectus, the last sale price of Security common stock was $            . Shares of SouthBank common stock are not trading on any securities exchange or interdealer quotation system. The last known sales price for a share of SouthBank common stock was $11.00 on February 25, 2005.

Reasons for the Merger (See page     )

SouthBank’s directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by SouthBank’s shareholders relative to the book value and loss per share of SouthBank common stock;

•	information concerning Security’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security;

•	the opinion of Burke Capital, L.L.C. that the consideration to be received by SouthBank’s shareholders in the merger is fair from a financial point of view;

•	the fact that the merger will enable SouthBank’s shareholders to exchange their relatively illiquid shares of SouthBank common stock for the shares that are more widely held and actively traded, and that the exchange for Security common stock will be tax-free to SouthBank’s shareholders;

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow SouthBank to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.

Opinion of SouthBank’s Financial Advisor (See page     )

In deciding to approve the merger, the board of directors of SouthBank considered the opinion of its financial advisor, Burke Capital, L.L.C. Burke Capital, an investment banking and financial advisory firm, has given a fairness opinion to the SouthBank board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of SouthBank. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Burke Capital considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of SouthBank to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Burke Capital in providing its opinion.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page     )

The board of directors of SouthBank has unanimously approved the merger agreement and believes that the merger is in the best interests of SouthBank’s shareholders. The board unanimously recommends that you vote FOR approval of the merger agreement.

Information About the Shareholders’ Meeting (See page     )

A special meeting of the shareholders of SouthBank will be held on May 31, 2005, at 10:00 a.m., local time. The meeting will be held at                                         . At the meeting, the shareholders of SouthBank will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special shareholders’ meeting.

Quorum and Vote Required at the Meeting (See page     )

Shareholders who own SouthBank common stock at the close of business on             , 2005 will be entitled to vote at the meeting. A majority of the issued and outstanding shares of SouthBank common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the merger agreement requires the affirmative vote of two-thirds of the shares of SouthBank common stock outstanding on the record date.

Share Ownership of Management (See page     )

As of the record date for the special meeting, directors and executive officers of SouthBank had or shared voting or dispositive power over approximately 49.15% of the issued and outstanding SouthBank common stock. These individuals have agreed with Security that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the record date of the meeting Security owned 40,000 shares of SouthBank common stock, representing 2.57% of the issued and outstanding shares. Security intends to vote these shares in favor of the merger agreement. As of the record date for the meeting, directors and executive officers of Security had or shared no other voting or dispositive power over any of the issued and outstanding SouthBank common stock.

Management and Operations after the Merger (See page     )

SouthBank will cease to exist after the merger.

•	The business of SouthBank will be conducted through Security Interim Bank, which will change its name to “Security Bank of North Metro” as a result of the merger.

•	The board of directors of Security Interim Bank will consist of the current directors of SouthBank.

•	One current SouthBank director will be appointed to Security’s board of directors.

We Must Obtain Regulatory Approval to Complete the Merger (See page     )

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”). All regulatory applications and notices required to be filed prior to the merger have been filed. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page     )

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	SouthBank’s shareholders must approve of the merger agreement by the required vote;

•	receipt of an opinion from Powell Goldstein LLP that the merger qualifies as a tax-free reorganization;

•	receipt of an opinion from Burke Capital L.L.C. that the merger consideration is fair to SouthBank’s shareholders;

•	receipt by Security of an agreement not to compete from each of SouthBank’s directors;

•	execution of employment agreements between Security and certain SouthBank executive officers;

•	all outstanding rights to acquire SouthBank common stock must be exercised or cancelled in accordance with their terms;

•	the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate, and the parties must have performed in all material respects all of their obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, Security and SouthBank contemplate that they will complete the merger shortly after the special shareholders’ meeting.

Termination and Termination Fee (See page     )

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Security terminates the merger agreement because SouthBank’s board withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the Security merger, or if SouthBank terminates the merger agreement because it has received an offer for such an acquisition transaction, SouthBank (or its successor) must pay to Security a termination fee of $1.4 million.

SouthBank’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page     )

The executive officers and directors of SouthBank have interests in the merger in addition to their interests as shareholders of SouthBank generally. The members of our board of directors know about these additional interests and considered them when they adopted the merger agreement These interests include, among others:

•	the continued employment of some of SouthBank’s executive officers by Security after the merger;

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of SouthBank for certain liabilities;

•	the accelerated vesting of stock options and stock purchase warrants; and

•	potential change of control payments that may be owed following the merger.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Employee Benefits of SouthBank Employees after the Merger (See page     )

Security has agreed to offer to all current employees of SouthBank who become Security employees substantially similar employee benefits to those offered by Security to its employees in similar positions.

Differences in Rights of SouthBank’s Shareholders after the Merger (See page     )

SouthBank shareholders who receive Security common stock in the merger will become Security shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Georgia law and by Security’s articles of incorporation and bylaws. The rights of Security shareholders are different in certain respects from the rights of SouthBank’s shareholders. Some of the principal differences are described later in this proxy statement-prospectus.

Accounting Treatment (See page     )

Security is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

Selected Financial Information of Security

The following table sets forth certain consolidated financial information of Security. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Security contained in its annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this proxy statement-prospectus.

	Years Ended December 31,
	2004	2003	2002	2001	2000
INCOME STATEMENT:
Interest Income	$53,926	$42,894	$32,920	$33,608	$27,035
Interest Expense	14,373	12,912	12,110	16,586	13,106

Net Interest Income	39,553	29,982	20,810	17,022	13,929
Provision for Loan Losses	2,819	2,859	2,603	1,912	1,292
Other Income	14,833	17,303	13,146	11,147	5,354
Other Expense	32,208	30,841	23,022	19,397	12,655

Income Before Tax	19,259	13,585	8,331	6,860	5,336
Income Taxes	6,940	4,938	3,065	2,518	1,857

Net Income	$12,319	$8,647	$5,266	$4,342	$3,479

PER SHARE:
Earnings Per Common Share:
Basic	$2.21	$1.98	$1.55	$1.29	$1.04
Diluted	2.15	1.92	1.52	1.29	1.03
Cash Dividends Paid	0.44	0.40	0.35	0.31	0.28
Basic Weighted Average Shares	5,578,186	4,362,638	3,389,610	3,372,969	3,354,145
RATIOS:
Return on Average Assets	1.27	1.16	1.03	1	1.09
Return on Average Equity	13.04	14.27	14.11	13.05	12.01
Dividend Payout Ratio	19.91	20.2	22.58	24.03	26.92
Average Equity to Average Assets	9.72	8.11	7.27	7.63	9.06
Net Interest Margin	4.45	4.4	4.38	4.24	4.78
BALANCE SHEET:
(At end of period)

Assets	$1,063,485	$911,269	$581,319	$504,762	$410,230
Investment Securities (a)	111,412	102,855	53,905	51,041	51,498
Loans Held for Sale	7,507	11,448	35,955	40,764	13,215
Loans, Net of Unearned Income	845,765	697,682	438,446	378,542	305,264
Reserve for Loan Losses	10,903	9,407	5,480	4,099	3,003
Deposits	842,558	743,301	440,595	375,065	311,577
Borrowed Funds	107,504	85,986	96,310	90,418	64,057
Shareholders’ Equity	106,671	75,809	39,548	34,777	31,071
Shares Outstanding, Net of Treasury Shares	5,819,905	5,024,300	3,398,317	3,372,969	3,372,969

(a)	Investment Securities include FHLB Stock (in thousands):

2004 - $4,918;

2003 - $3,935;

2002 - $3,614;

2001 - $3,533;

and 2000 - $2,464

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

The form of consideration you ultimately receive in the merger could be different from the form you elect based on the form of consideration elected by other shareholders.

You and all other SouthBank shareholders will be permitted to make an election as to the form of consideration you would like to receive: cash, Security common stock, or a combination of both. Because the total amounts of cash and Security common stock to be issued in the merger are fixed, the exchange agent will be allowed to adjust the form of consideration that you receive in order to make the total cash consideration issued in the merger equal approximately $9,660,000 and the total number of shares of Security common stock issued in the merger equal 560,836. If one form of consideration is oversubscribed, you could receive a different form of consideration from the form you elect. See “The Merger Agreement—Allocation and Proration Procedures.”

Because the market price of Security common stock will fluctuate, you cannot be sure of the market value of the common stock that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of SouthBank common stock will be converted into the right to receive cash, shares of Security common stock, or a combination of both pursuant to the terms of the merger agreement. The value of the portion of the merger consideration that will be paid in shares of Security common stock will fluctuate based upon the value of Security common stock. The value of the Security common stock that you receive in the merger will likely be different from the value of Security common stock on the date the merger was announced, on the date that this proxy statement-prospectus is mailed to SouthBank’s shareholders and on the date of the special meeting of SouthBank’s shareholders. Any change in the price of Security common stock prior to completion of the merger will affect the value of the total consideration that you will receive upon completion of the merger.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Security’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Security’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Security common stock you may receive upon completion of the merger.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area.

Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect profitability. In addition, a significant portion of Security’s primary business area is located near Warner Robbins Air Force Base, one of the largest employers in Georgia, and many of Security’s customers are financially dependent, directly and indirectly, on the continued operation of Warner Robbins Air Force Base. Military installations, such as Warner Robbins, are subject to annual review and potential closing by the United States Congress. The closing of Warner Robbins Air Force Base, or a significant reduction in the operations conducted there may result in, among other things, a deterioration in Security’s credit quality or a reduced demand for credit and may harm the financial stability of Security’s customers. Due to Security’s limited market area, these negative conditions may have a more noticeable effect on Security than would be experienced by an institution with a larger, more diverse market area.

Combining our two companies may be more difficult, costly, or time-consuming than we expect.

Security and SouthBank have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks and move their business to other financial institutions.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board, the FDIC and the GDBF. The Federal Reserve Board, the FDIC and the GDBF will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board, the FDIC and the GDBF will review capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The market price of Security common stock after the merger may be affected by factors different from those affecting SouthBank common stock or Security common stock currently.

The businesses of Security and SouthBank differ in some respects and, accordingly, the results of operations of Security and the market price of Security’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Security or SouthBank. For a discussion of the businesses of Security and SouthBank and of certain factors to consider in connection with those businesses, see “Information About Security” and the documents that Security has filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this proxy statement-prospectus and “Information About SouthBank.”

The merger agreement limits SouthBank’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit SouthBank’s ability to discuss competing third-party proposals to acquire all or a significant part of SouthBank. In addition, SouthBank has agreed to pay Security a fee of $1.4 million if the transaction is terminated because SouthBank decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SouthBank from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire SouthBank than it might otherwise have proposed to pay.

Certain directors and executive officers of SouthBank have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of SouthBank have interests in the merger other than their interests as shareholders. The board of directors of SouthBank was aware of these interests at the time it approved the merger. These interests may cause SouthBank’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of Security and SouthBank to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Security and SouthBank believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	The costs of integrating Security’s and SouthBank’s operations, which may be greater than Security expects.

•	Potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions.

•	Security’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

•	Security’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Security’s business.

•	Security’s ability to keep pace with technological changes.

•	Security’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers.

•	Security’s ability to expand into new markets.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins.

•	Possible changes in general economic and business conditions in the United States in general and in the larger region and communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets.

•	The threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty.

•	Possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Security and SouthBank do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE SOUTHBANK

SPECIAL SHAREHOLDERS’ MEETING

Purpose

You have received this proxy statement-prospectus because the board of directors of SouthBank is soliciting your proxy for the special meeting of shareholders to be held on May 31, 2005 at                                               at 10:00 a.m. Each copy of this proxy statement-prospectus mailed to holders of SouthBank common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•	the merger agreement; and

•	any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The record date for the special meeting is                     , 2005. SouthBank’s shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of                     , 2005, there were                      shares of SouthBank common stock issued and outstanding and entitled to vote at the meeting, held by approximately 313 holders of record.

The presence, in person or by proxy, of a majority of the shares of SouthBank common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of SouthBank common stock outstanding on             , 2005 entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, SouthBank will count as present at the meeting the shares of SouthBank common stock present in person but not voting and the shares of common stock for which SouthBank has received proxies but with respect to which the holders of such shares have abstained.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SouthBank common stock as of the record date for the special meeting.

As of the record date for the meeting, SouthBank’s directors and executive officers beneficially owned a total of 693,381 shares, or approximately 49.2%, of the outstanding shares of SouthBank common stock. These individuals have agreed with Security that they will vote their stock in favor of the merger agreement. Also, Security owns 40,000 shares of SouthBank common stock, and Security intends to vote the shares in favor of the merger agreement.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to SouthBank’s secretary prior to the date of the meeting revoking your proxy; or

•	submitting to SouthBank’s secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. SouthBank’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If you hold shares of SouthBank in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, however, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted.

SouthBank will bear the cost of soliciting proxies from its shareholders. SouthBank will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of SouthBank may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. SouthBank will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

SouthBank’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code (“GBCC”) will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. For more information regarding the exercise of these rights, see “Dissenters’ Rights.”

Recommendation of the Board of Directors of SouthBank

SouthBank’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of SouthBank and its shareholders and recommends that you vote “FOR” approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, SouthBank’s board of directors, among other things, consulted with its legal advisor, Troutman Sanders LLP, regarding the legal terms of the merger agreement. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Background of the Merger” and “—Reasons for the Merger.”

Shareholders should note that SouthBank’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of SouthBank. See “The Merger Agreement—Interest of Certain Persons in the Merger.”

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

In late 2003 and early 2004, management of SouthBank determined that in order to properly implement their business plan, SouthBank would be required to raise additional capital to support its projected growth. As a result, beginning in January 2004, SouthBank commenced an offering of its common stock first to its existing shareholders and then to outside investors. As part of this offering, in February 2004, Tony Collins, SouthBank’s Vice-Chairman, contacted Rett Walker, Chief Executive Officer of Security, regarding a possible investment by Security in SouthBank. Following their initial conversation, Mr. Walker visited SouthBank in February 2004 and met with Kevin Reece, SouthBank’s Chairman of the Board, Chuck Barnes, SouthBank’s President and Chief Executive Officer, and Mr. Collins, to discuss SouthBank’s strategic plans, its goals and objectives and Security’s possible investment in SouthBank. Subsequent to this meeting, Security purchased 40,000 shares of SouthBank common stock for an aggregate purchase price of $480,000.

On June 24, 2004, Messrs. Reece and Collins met with Mr. Walker and Richard Collinsworth, Executive Vice President of Security, to discuss SouthBank’s progress toward its 2004 goals and objectives. Messrs. Reece and Collins believed that it was important to keep Security apprised of its progress as a result of Security’s large equity investment in SouthBank.

By August 2004, SouthBank’s management believed that SouthBank was achieving its projected earnings and asset growth. In addition, in reviewing recent transactions involving other local community banks, the SouthBank board observed that the merger consideration was approaching levels that might be attractive for SouthBank to consider selling the bank. As a result, in August 2004, Mr. Collins contacted representatives of Burke Capital Group, L.L.C. (“Burke Capital”) to discuss ways that SouthBank could maximize its shareholder value. During these discussions, representatives from Burke Capital indicated that, because of the location of SouthBank, its loan quality, its potential earnings and the current stock prices of potential acquirers of SouthBank, a merger of SouthBank with another financial institution would be one way of maximizing shareholder value. Between August 2004 and October 2004, Mr. Collins continued discussions with Burke Capital regarding potential strategic alternatives for SouthBank.

On October 21, 2004, the executive committee of SouthBank’s board of directors met and discussed the future direction of SouthBank and ways to maximize its short- and long-term shareholder value. The executive committee discussed four main alternatives for SouthBank: (1) the sale of SouthBank to a larger community bank; (2) the pursuit of a merger partner slightly larger in size than SouthBank resulting in the combined company becoming an attractive acquisition target; (3) the pursuit of another community bank for a merger of equals transaction; and (4) changing SouthBank’s operational model to begin a new focus on asset and deposit growth. After discussing each of these alternatives at length, the SouthBank executive committee concluded that, given what they considered to be favorable market conditions, selling SouthBank would likely be the most appropriate course to maximize shareholder value in both the short- and long-term. The executive committee asked Burke Capital to prepare a presentation for the executive committee regarding a possible sale of SouthBank.

In November 2004, representatives of Burke Capital made a presentation to the SouthBank executive committee regarding the potential value of SouthBank, based on SouthBank’s then current financial condition and its future growth prospects, and, in addition, potential financial institutions interested in acquiring SouthBank if the board decided to pursue a sale. During this meeting, a partner of Troutman Sanders LLP, SouthBank’s legal counsel, advised the executive committee of the board’s fiduciary duties regarding a sale of the bank. After discussion, the executive committee requested that the representatives from Burke Capital and Troutman Sanders review their presentations with the full Board of Directors.

On November 18, 2004, representatives from Burke Capital and Troutman Sanders reviewed their presentations with the full board. Following these presentations, the board discussed its strategic alternatives, including the potential sale of SouthBank. The board concluded that the sale of SouthBank was an appropriate way to maximize shareholder value. As a result, the board authorized Burke Capital to prepare information about SouthBank for parties interested in acquiring SouthBank. The board intended to conduct a limited “auction” for the sale of SouthBank in order to maximize the amount the SouthBank shareholders would receive upon a sale.

On December 15, 2004, Mr. Walker met with Messrs. Collins and Reece to review SouthBank’s progress toward its 2004 goals. At this meeting, Messrs. Collins and Reece informed Mr. Walker that Security, along with others, Security would receive from Burke Capital in January 2005 an “invitation” to bid on the acquisition of SouthBank. Mr. Walker told Messrs. Reece and Walker that Security was interested in acquiring SouthBank and asked, subject to approval by its board of directors, that Security be given an opportunity to submit an aggressive, preemptive bid to acquire SouthBank prior to the distribution of the bid materials. Mr. Reece informed Mr. Walker that he would contact him if the SouthBank board was interested in pursuing Mr. Walker’s offer.

On December 16, 2004, Mr. Reece informed the SouthBank board of Security’s proposal. While the board was interested in Security’s proposal, the board was concerned that any negotiations with Security, if not successful, could delay SouthBank’s proposed bidding process. After further discussion, the board authorized further negotiations with Security, provided negotiations proceeded expeditiously so as to not slow down the sale of SouthBank.

On December 21, 2004, Mr. Walker informed the Security board of directors about the SouthBank opportunity and his proposal to submit a preemptive bid to acquire it and received the board’s approval to proceed.

On December 22, 2004, Messrs. Walker, Reece and Collins, and representatives from Burke Capital, met at the offices of Burke Capital to negotiate the material terms of the proposed acquisition of SouthBank by Security. The parties reached a tentative agreement for Security to acquire SouthBank for approximately $32 million, 30% payable in cash and 70% payable in Security common stock. The tentative agreement was subject to due diligence reviews by the parties, a definitive merger agreement and approval by the parties’ respective boards of directors.

Between December 23, 2004 and January 5, 2005, Burke Capital conducted a limited market check with three active acquirors of community banks located in the Southeast. Without identifying the parties, Burke Capital outlined the tentative price and structure of the agreement between Security and SouthBank, the resulting multiples and the possible advantages to these potential acquirors. Burke Capital then inquired if the potential acquirors would be interested in participating in a limited auction at or above the tentative merger consideration proposed by Security. Each potential acquiror declined the opportunity to go forward with a limited auction and this was communicated to the SouthBank board.

On January 5, 2005, the SouthBank board decided to delay its proposed distribution of bidding materials. The SouthBank board also engaged Troutman Sanders to negotiate the definitive merger agreement with Security’s legal counsel and directed management to perform due diligence on Security.

Between January 5, 2005 and January 19, 2005, representatives of Security, SouthBank, Troutman Sanders and Powell Goldstein LLP, counsel to Security, negotiated the terms of the definitive merger agreement and conducted due diligence on their respective operations.

On January 19, 2005, the SouthBank board met with representatives of Troutman Sanders to review the terms of the merger agreement. At this meeting, representatives of Burke Capital provided the board with Burke Capital’s analysis of the merger consideration to be paid to the SouthBank shareholders. Following a discussion of the terms of the merger agreement, the fairness, from a financial point of view, of the merger consideration to SouthBank’s shareholders and the other factors listed under “Background and Reasons for the Merger—Reasons for the Merger—SouthBank,” the SouthBank board unanimously concluded that the merger was fair to the SouthBank shareholders and approved the merger agreement.

Also on January 19, the Security board met to review the proposed acquisition of SouthBank. After discussion of the terms of the merger agreement, the Security board unanimously approved the merger agreement. The Security board’s reasons for approving the merger are listed under “Background and Reasons for the Merger—Reasons for the Merger—Security.”

On January 19, 2005, Security and SouthBank executed the merger agreement and Security issued a press release announcing the proposed acquisition. Subsequently on March 9, 2005, the parties entered into an amendment to the merger agreement to incorporate certain technical changes in the language of the merger agreement necessary to reflect the intent of the parties.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Security’s and SouthBank’s representatives. Security’s and SouthBank’s boards of directors also considered many factors in determining the consideration SouthBank’s shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of Security and SouthBank; and

•	the market price and historical earnings per share of Security common stock and SouthBank common stock.

Security

In deciding to pursue an acquisition of SouthBank, Security’s management and board of directors noted, among other things, the following:

•	the information presented by SouthBank’s management concerning SouthBank’s business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•	the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of SouthBank’s common stock;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for federal income tax purposes;

•	the advice of Sandler O’Neill & Partners, L.P., Security’s independent financial advisor, as to the financial terms of the merger;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

•	the ability of the operations of SouthBank after the merger to contribute to SouthBank’s earnings;

•	the compatibility of SouthBank’s management team, strategic objectives and geographic footprint with those of Security; and

•	the opportunity to leverage Security’s infrastructure.

SouthBank

•	the value of the consideration to be received by SouthBank’s shareholders relative to the book value and earnings per share of SouthBank common stock;

•	information concerning Security’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security;

•	the opinion of Burke Capital that the consideration to be received by SouthBank’s shareholders in the merger is fair from a financial point of view;

•	our ability to have one of the current SouthBank directors join the Board of Directors of Security;

•	the fact that the merger will enable SouthBank’s shareholders to exchange their relatively illiquid shares of SouthBank common stock for the shares that are more widely held and actively traded, and that the acquisition of Security common stock will be tax-free to SouthBank’s shareholders;

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow SouthBank to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.

SouthBank’s board of directors unanimously recommends that SouthBank’s shareholders vote FOR the proposal to approve the merger agreement.

Opinion of Burke Capital

SouthBank retained Burke Capital, L.L.C. to act as its financial advisor in connection with evaluating possible business combinations, including the proposed merger with Security. SouthBank selected Burke Capital because Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to SouthBank in connection with the proposed merger with Security and participated in certain of the negotiations leading to the execution of the merger agreement. In connection with Burke Capital’s engagement, SouthBank asked Burke Capital to evaluate the fairness of the merger consideration to be paid to SouthBank’s shareholders from a financial point of view. At the January 19, 2005 meeting of the SouthBank board, Burke Capital delivered to the board its written opinion that based upon and subject to various matters set forth in its opinion, the merger consideration was fair to SouthBank’s shareholders from a financial point of view. At this meeting, the SouthBank board unanimously approved the merger.

The full text of Burke Capital’s written opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the SouthBank board of directors and is directed only to the fairness of the merger consideration to SouthBank shareholders from a financial point of view. It does not address the underlying business decision of SouthBank to engage in the merger or any other aspect of the merger and is not a recommendation to any SouthBank shareholder as to how such shareholder should vote at the special meeting of shareholders with respect to the merger, or any other matter.

In connection with rendering its January 19, 2005 opinion, Burke Capital reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of SouthBank that Burke Capital deemed relevant;

•	certain publicly available financial statements and other historical financial information of Security that Burke Capital deemed relevant;

•	projected earnings estimates for SouthBank for the years ending December 31, 2005 through 2008 prepared by and reviewed with senior management of SouthBank and the views of senior management regarding SouthBank’s business, financial condition, results of operations and future prospects;

•	the pro forma financial impact of the merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of SouthBank and Burke Capital;

•	the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	Burke Capital performed a discounted cash flow analysis of SouthBank’s common stock and compared the merger consideration to the imputed values yielded by this analysis;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Burke Capital considered relevant.

SouthBank’s board of directors did not limit the investigations made or the procedures followed by Burke Capital in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of SouthBank and Security that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of SouthBank or Security or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of SouthBank or Security, nor did it review any individual credit files relating to SouthBank or Security. With SouthBank’s consent, Burke Capital assumed that the respective allowances for loan losses for both SouthBank and Security were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of SouthBank or Security. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of SouthBank and the directors of Security for the accuracy and completeness of the financial statements furnished to it.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in SouthBank’s and Security’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that SouthBank and Security will remain as going concerns for all periods relevant to its analyses.

In rendering its January 19, 2005 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital, but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to SouthBank or Security and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger consideration values, as the case may be, of SouthBank or Security and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of SouthBank. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, SouthBank’s management confirmed to Burke Capital that they reflected the best currently available estimates and judgments of such managements of the future financial performance of SouthBank and Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by SouthBank were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of SouthBank, Security and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the SouthBank board of directors at the January 19, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of SouthBank’s common stock or Security’s common stock or the prices at which SouthBank’s or Security’s common stock may be sold at any time.

Summary of the Proposed Merger

Burke Capital reviewed the financial terms of the proposed transaction whereby the holders of SouthBank stock shall be entitled to elect to receive, in exchange for their shares of SouthBank stock, 0.5157 shares of Security Bank, $20.73 in cash or a combination thereof, provided, however, that the aggregate cash consideration totals $9.66 million and that a total of 560,836 shares of Security common stock will be issued. Based upon the terms of the merger agreement, and Security’s deemed stock price used in the merger agreement of $40.19, Burke Capital calculated a transaction value of $32,200,025 or $20.73 per SouthBank share. Utilizing SouthBank’s December 31, 2004 unaudited financial information, Burke Capital calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Offer Price / Common Share	$20.73	Transaction Value / LTM Net Income	NM
Aggregate Value For Common Shares	$32,200,025	Transaction Value / Book Value	2.33	x
Aggregate Value for Outstanding Options	$0	Transaction Value / Leveraged Book Value	3.02	x

Total Transaction Value	$32,200,025	Core Deposit Premium	28.56%

*	Deal multiples based on December 31, 2004 unaudited financial results.

**	Leveraged book value assumes 8% equity / assets. (Excess equity valued at 1.0x).

Burke Capital calculated 1,553,619 fully diluted shares outstanding of SouthBank based on Burke Capital’s understanding that prior to the closing of the merger, all SouthBank option and warrant holders will complete a cashless exercise of all outstanding options and warrants. Pursuant to such cashless exercise, the option and warrant holders will receive SouthBank common stock equal to the total spread value of the option or warrant divided by the announced transaction value of $20.73 per share. The cashless exercise of all outstanding options and warrants will result in an additional 142,862 SouthBank common shares outstanding. These shares, in addition to the 1,410,757 SouthBank common shares outstanding at the time of the signing of the merger agreement, total 1,553,619 fully diluted shares of SouthBank common stock outstanding.

Comparable Company Analysis

Burke Capital used publicly available information to compare selected financial information for SouthBank and a group of selected financial institutions. The group consisted of SouthBank and 20 bank holding companies, which we refer to as the “SouthBank Peer Group.” The SouthBank Peer Group consisted of selected Georgia-based community banks established between 2000 and 2002 with assets between $75 million and $200 million. The SouthBank Peer Group was comprised of the following institutions:

Bank Holding Company	City	Bank Holding Company	City
CBB Bancorp	Cartersville	MCB Financial Group, Inc.	Carrollton
Community Banks of Georgia, Inc.	Jasper	NBG Bancorp, Inc.	Athens
DNB Financial Services, Inc.	Douglas	Newnan Coweta Bancshares, Inc.	Newnan
FCB Financial Corp.	Savannah	North Georgia Bancorp, Inc.	Watkinsville
First Bank of Henry County	McDonough	Piedmont Bancshares Incorporated	Atlanta
First Intercontinental Bank	Doraville	Security Exchange Bank	Marietta
First Southern Bancorp	Statesboro	UCB Financial Group, Inc.	Atlanta
FNBG Bancshares, Inc.	Duluth	United National Bank	Cairo
Georgia Banking Company, Inc.	Atlanta	WB&T Bankshares, Inc.	Valdosta
Horizon Bancorp, Inc.	Duluth	West Metro Financial Services, Inc.	Dallas

The analysis calculated the median performance of the SouthBank Peer Group, based upon the latest publicly available financial data, to SouthBank’s December 31, 2004 unaudited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA’s/ Total Assets
Peer Group Median	4.18%	0.57%	65.41%	0.96%	11.01%	1.72%	8.49%	94.93%	0.10%
SouthBank	3.92%	0.37%	84.80%	NM	NM	0.65%	12.49%	94.36%	0.08%

Burke Capital concluded that SouthBank’s performance is within the range of the selected peer group.

Analysis of Selected Merger Transactions

Burke Capital compared selected pricing multiples and ratios implied by the merger consideration to corresponding merger and acquisition pricing multiples and ratios observed in transactions Burke Capital deemed relevant to the merger. Burke Capital reviewed selected Southeastern bank and thrift merger and acquisition transactions since January 1, 2002 in which the seller had assets between $100 and $250 million and positive return on average assets (“ROAA”). Burke Capital’s review showed that the merger consideration represented multiples of earnings and book value above the corresponding mean and median values for the selected U.S. merger and acquisition transactions.

In order to address the specific valuation considerations within the Southeastern market that SouthBank serves, Burke Capital selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank and thrift merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2002;

•	sellers located within the Southeast (Alabama, Georgia, North Carolina, South Carolina, Tennessee, and Virginia);

•	sellers with assets between $100 million and $250 million; and

•	sellers with positive ROAA.

Burke Capital selected 12 transactions fitting the criteria listed above as being comparable to the proposed merger. The 12 comparable transactions selected included the following:

Buyer	State	Seller	State
First Citizens Bancorp	SC	People’s Community Capital Corp.	SC
GB&T Bancshares, Inc.	GA	FNBG Bancshares, Inc.	GA
United Community Banks, Inc.	GA	Liberty National Bancshares, Inc.	GA
Union Bankshares Corp.	VA	Guaranty Financial Corp.	VA
Greene County Bancshares, Inc.	TN	Independent Bankshares Corp.	TN
Yadkin Valley Bank & Trust	NC	High County Financial Corp.	NC
GB&T Bancshares, Inc.	GA	Baldwin Bancshares, Inc.	GA
First Community Bancshares, Inc.	VA	CommonWealth Bank	VA
United Community Banks, Inc.	GA	First Central Bancshares, Inc.	TN
Bank of Granite Corp.	NC	First Commerce Corp.	NC
First Southern Bancorp, Inc.	TN	Murfreesboro Bancorp, Inc.	TN
FNB Corp.	NC	Rowan Bancorp, Inc.	NC

Burke Capital reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to leveraged book value, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to SouthBank’s unaudited financial information as of and for the period ended December 31, 2004 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of SouthBank’s common stock of $15.78 to $22.76 based upon the median and mean multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/ Share	Mean Multiple		Implied Value/ Share	Security Bank’s Offer Price for SouthBank
Transaction Value / LTM E.P.S.	28.24	x	NM	28.71	x	NM	NM
Transaction Value / Book Value	2.52	x	$22.35	2.56	x	$22.76	2.33	x
Transaction Value / Leveraged Book Value *	2.52	x	$17.77	2.56	x	$17.77	3.02	x
Book Premium / Core Deposits	16.63%		$15.78	18.1%		$16.40	28.56%

	Median Value		$17.77			$17.77	$20.73
	Mean Value		$18.63			$18.98

	Implied Range		$15.78	<=>		$22.76

*	Leveraged book value assumes 8 % equity / assets. (Excess equity valued at 1.0x).

The analysis showed that the merger consideration represented multiples of earnings and book value that were in line with the corresponding mean and median values for the comparable transactions. The merger consideration per share of $20.73 (based on the deemed price of Security’s common stock used in the merger agreement) to be paid to SouthBank shareholders is within the range of values imputed by the mean and median multiples of the comparable transactions.

Discounted Earnings Stream and Terminal Value Analysis

Burke Capital performed a discounted earnings analysis with regard to SouthBank’s future change in control value. For its analysis, Burke Capital relied on the three year financial projections developed by SouthBank’s management. Burke Capital calculated a terminal change in control value for SouthBank based on multiples of trailing earnings and book value derived from Southeastern acquisitions since January 1st, 2000, in which sellers had assets between $100 million and $300 million and were profitable. The future earnings stream and calculated terminal change in control value was discounted to the present time period using a range of discount rates. Burke Capital utilized a range of discount rates of 16.0% to 18.0%. The results of this analysis are summarized in the following table.

					Discount Rates
	Metric	Change in Control Multiple(1)		Multiple Weighting	16.0%	17.0%		18.0%
Mean	Book Value	2.37	x	50.0%	$14,073	$13,603		$13,153
	LTM Earnings	24.27	x	50.0%	$20,098	$19,454		$18,836

					$34,171	$33,057		$31,989

Median	Book Value	2.25	x	50.0%	$13,358	$12,912		$12,485
	LTM Earnings	23.78	x	50.0%	$19,726	$19,094		$18,489

					$33,084	$32,006		$30,974

					Implied Value	$30,974	<=>	$34,171
					Implied Value
					/ Share	$19.94	<=>	$21.99

					SBKC Offer		$20.73

(1)	Southeastern transactions of profitable banks ($100m to $300m assets) since January 2000 .

*	Selected Southeastern states used are GA, SC, NC, TN, AL and VA.

The analysis resulted in a range of present values of $19.94 per share to $21.99 per share for SouthBank. The transaction value per share of the merger as calculated by Burke Capital was $20.73. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Burke Capital noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but also noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Capital determined that the merger consideration to be paid to SouthBank shareholders was fair from a financial point of view to the SouthBank shareholders.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Burke Capital, SouthBank’s financial advisor, which are attached as Appendices A and B to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.

General

If the shareholders of SouthBank approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Security will acquire SouthBank pursuant to the merger of SouthBank with and into Security Interim Bank, a wholly owned merger subsidiary of Security. Security will exchange cash, shares of Security common stock, or a combination of both, plus cash instead of any fractional share, for each outstanding share of SouthBank common stock as to which dissenters’ rights have not been exercised and perfected (other than treasury shares and shares held by SouthBank, which will be cancelled in the merger). Each share of Security common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger.

What SouthBank’s Shareholders Will Receive in the Merger

A total of $9,660,000 and 560,836 shares of Security common stock (the “merger consideration”) will be issued in the merger. Each share of SouthBank common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each SouthBank shareholder and subject to adjustment as described below, for cash, shares of Security common stock or a combination of both, representing its pro rata share of the merger consideration. While the value of the cash component of the merger consideration will remain fixed, the value of the stock component of the merger consideration will fluctuate with the market price of the Security common stock prior to the closing of the merger, even though the number of shares of common stock issued in the merger will remain fixed. If the average closing price of the Security common stock decreases by more than 20% between the date of the merger agreement and the date immediately prior to the proposed effective time of the merger and certain other market conditions are met, then SouthBank may renegotiate the merger consideration with Security. Assuming 1,553,619 shares of SouthBank common stock are outstanding on each date, each outstanding share of SouthBank common stock would represent the right to receive the amount of cash and stock shown below. These amounts reflect the issuance of 30% cash consideration and 70% stock consideration in the merger as required by its terms.

Date	Total Merger Consideration Value		Cash per SouthBank Share	Shares of Security Stock per SouthBank Share	Value of Shares of Security Stock per SouthBank Share
January 19, 2005 (date of the merger agreement)		$32,687,926	$6.22	.36		$14.82
, 2005 (date of this proxy statement)	$		$6.22	.36	$

Because you may elect to exchange your shares of SouthBank common stock for cash, Security common stock, or a combination of cash and stock, the value of the consideration you receive could vary from the amounts shown above. Examples of the possible fluctuation in the value of the merger consideration that you receive are set forth in the table below. You may not, however, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment, to the extent necessary to ensure the issuance of the fixed amounts of cash and stock described above.

As is noted above, the merger consideration is subject to renegotiation by Security and SouthBank under the following circumstances. If the “average closing price” of Security common stock is less than or equal to $32.15 and the ratio of the “average closing price” to the weighted average closing price for the 20 days preceding the date immediately prior to the proposed closing date of the merger of certain banks located in the Southeastern United States is less than or equal to 80% of the ratio of $40.19 to the weighted average closing price of the same banks for the same 20-day period, then the parties have the right to renegotiate the merger consideration. “Average closing price” is defined as the average closing price of Security common stock for the 20 preceding trading days. The banks to be used in determining the ratio outlined above are listed in Appendix 1 of the merger agreement, which is attached as Appendix A to this proxy statement-prospectus.

The following table shows examples of the value of shares of Security common stock and the total value of the consideration into which a share of SouthBank common stock would be converted in the merger (with total merger consideration of $9,660,000 cash and 560,836 shares of Security common stock), assuming that the market price for Security stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares. The table also assumes that the shareholder elects, in the first instance, to receive 100% stock consideration (and such election is not adjusted by the transfer agent) and in the second instance, to receive 30% cash consideration and 70% stock consideration and, finally, to receive 100% cash consideration (and such election is not adjusted by the transfer agent).

Assuming 100% Stock Election:
Assumed Average Market Price of Security Common Stock(1)	Merger Consideration Exchanged for One Share of SouthBank Common Stock
	Number of Shares of Security Common Stock	Value of Shares of Security Common Stock	Total Value of Consideration Received
$51.00	.516	$26.30	$26.30
47.98	.516	24.74	24.74
45.00	.516	23.21	23.21
42.00	.516	21.66	21.66
39.00	.516	20.11	20.11
37.98	.516	19.59	19.59
33.00	.516	17.02	17.02

Assuming 30%/70%
Cash-Stock Election:
	Merger Consideration Exchanged for One Share of SouthBank Common Stock
Assumed Average Market Price of Security Common Stock(1)	Cash	Number of Shares of Security Common Stock	Value of Shares of Security Common Stock	Total Value of Consideration Received
$51.00	$6.22	0.361	$18.41	$24.63
47.98	6.22	0.361	17.32	23.54
45.00	6.22	0.361	16.25	22.47
42.00	6.22	0.361	15.16	21.38
39.00	6.22	0.361	14.08	20.30
37.98	6.22	0.361	13.71	19.93
33.00	6.22	0.361	11.91	18.13

Assuming 100% Cash Election:
Assumed Average Market Price of Security Common Stock(1)	Merger Consideration Exchanged for One Share of SouthBank Common Stock
	Cash	Value of Shares of Security Common Stock	Total Value of Consideration Received
$51.00	$20.73	$0	$20.73
47.98	20.73	0	20.73
45.00	20.73	0	20.73
42.00	20.73	0	20.73
39.00	20.73	0	20.73
37.98	20.73	0	20.73
33.00	20.73	0	20.73

(1)	The closing price of Security common stock on , 2005 was $ .

As indicated in the tables above, because, except for the limited circumstance discussed above, the exchange ratio is fixed, SouthBank shareholders should review the most recent closing price of Security common stock prior to making the election in order to maximize the total value of the consideration to be received. The SouthBank board of directors makes no recommendation as to whether you should choose cash, Security common stock, or both for your shares of SouthBank common stock. You should consult your financial advisor prior to making your election.

Each share of SouthBank common stock held in the treasury of SouthBank immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

Allocation and Proration Procedures

Each SouthBank shareholder may elect to receive his or her merger consideration in cash, shares of Security common stock, a combination of both, or indicate no preference as between cash or stock for each share of SouthBank common stock that he or she owns. To the extent that the total elections for cash would result in payments that do not equal $9,660,000, or the total elections for shares of Security common stock would result in the issuance of a number of shares that does not equal 560,836 shares, then the exchange agent will allocate between cash and Security common stock following the procedures described below. Each SouthBank shareholder is entitled to receive 30% of his or her consideration in the form of cash and 70% of his or her consideration in the form of Security common stock. Any election that you make to receive your consideration in proportions not equal to 30% cash and 70% stock is subject to adjustment by the exchange agent using the allocation and proration procedures described below. Therefore, unless you elect to receive 30% cash and 70% Security common stock, which is the exchange ratio set forth in the merger agreement, it is possible that you will not receive the exact form of merger consideration you elect to receive.

For purposes of the discussion below, “cash elections” means shares of SouthBank common stock, or any portion thereof, for which an election to receive cash is made, and “stock elections” means shares of SouthBank common stock, or any portion thereof, for which an election to receive Security common stock is made.

Oversubscription of Cash Pool/Undersubscription in the Stock Pool. In the event that the aggregate amount of cash to be paid for the cash elections exceeds $9,660,000, then:

•	all stock elections, and all non-election shares will be converted into the right to receive stock consideration, and

•	all cash elections will be converted into the right to receive stock consideration or cash consideration in the following manner:

•	the exchange agent will select from among the cash elections that have requested more than 30% cash consideration, by a pro rata selection process, a sufficient number of shares, which we refer to as the stock designated shares, such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the aggregate cash number, and all stock designated shares will be converted into the right to receive stock consideration; and

•	any cash elections that are not stock designated shares will be converted into the right to receive cash consideration.

Oversubscription of Stock Pool/Undersubscription in the Cash Pool. In the event that the aggregate number of shares of Security common stock to be issued in respect of stock elections exceeds the aggregate stock number, then:

•	all cash elections and all non-election shares will be converted into the right to receive cash consideration, and

•	all stock elections will be converted into the right to receive stock consideration or cash consideration in the following manner:

•	the exchange agent will select from among the stock elections that have requested more than 70% stock consideration, by a pro rata selection process, a sufficient number of shares, which we refer to as the cash designated shares, so that the aggregate number of shares of Security common stock to be issued in the merger equals as closely as practicable the aggregate stock number, and all cash designated shares will be converted into the right to receive cash consideration; and

•	any stock elections that are not cash designated shares will be converted into the right to receive stock consideration.

Undersubscription of Stock Pool and Cash Pool. In the event that both (1) the aggregate number of shares of Security common stock to be issued in respect of stock elections is lower than the aggregate stock number and (2) the aggregate cash to be paid in respect of cash elections is lower than the aggregate cash number, then

•	if stock election shares are lower than the aggregate stock number, stock elections below the 70% threshold will be increased ratably into the right to receive stock consideration until the aggregate stock number is achieved,

•	if cash election shares are lower than the aggregate cash amount, cash elections below the 30% threshold will be increased ratably into the right to receive cash consideration until the aggregate cash amount is received and

•	non-election shares will be converted into the right to receive either cash consideration or stock consideration using such equitable proration process as will be mutually determined by Security and SouthBank so that the aggregate cash amount that will be paid in the merger equals as closely as practicable the aggregate cash number.

Following are three examples of the proration of the merger consideration received by a SouthBank shareholder who owns 100 shares of SouthBank common stock and makes an election to receive 50% of his of her consideration in the form of cash and 50% of his or her consideration in the form of Security Bank common stock. The examples assume that:

•	the measuring price for Security common stock remains $40.19, as set forth in the merger agreement;

•	the total number of shares of SouthBank common stock exchanged is 1,553,619; and

•	there are no dissenting or undesignated shares.

Example 1: The number of cash elections would result in payment of $9,660,000, which is equal to the aggregate cash number under these assumptions.

Example 2: The number of cash elections would result in payment of $15,000,000, an amount that is more than the aggregate cash number under these assumptions.

Example 3: The number of cash elections would result in payment of $5,000,000, an amount that is less than the aggregate cash number under these assumptions.

	Example 1	Example 2	Example 3
Cash oversubscription: number of shares	N/A	257,650	N/A
Stock oversubscription: number of shares	N/A	N/A	224,841
Aggregate cash election shares	466,086	723,736	241,245
Aggregate stock election shares	1,087,533	829,883	1,312,374
Number of shareholder’s SouthBank shares converted into the right to receive cash	50.0000	32.2000	58.5662
Number of shareholder’s SouthBank shares converted into the right to receive Security common stock	50.0000	67.8000	41.4338

Total shares	100	100	100

The table above does not reflect the fact that cash will be paid instead of fractional shares.

No Fractional Shares

No fractional shares of Security common stock will be issued in connection with the merger. Instead, Security will make a cash payment without interest to each shareholder of SouthBank who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Security common stock otherwise issuable to such shareholder by $40.19 unless the merger consideration is renegotiated as described above.

Dissenters’ Rights

Holders of shares of SouthBank common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the GBCC will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration. For more information, see “Dissenters’ Rights.”

Effect of the Merger on SouthBank Options and Warrants

Under the merger agreement, all outstanding rights to acquire shares of SouthBank common stock must be exercised prior to the consummation of the merger. Any unexercised options or warrants be cancelled at the effective time of the merger. Before the consummation of the merger, all outstanding options and warrants to purchase SouthBank common stock will vest, and all will be exercised in accordance with their terms.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by SouthBank’s shareholders;

•	we obtain all required consents and approvals; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Security and SouthBank.

Representations and Warranties in the Merger Agreement

SouthBank and Security have made representations and warranties to each other as part of the merger agreement. SouthBank’s representations and warranties are contained in Section 5 of the merger agreement and relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	their capitalization, subsidiaries, properties and financial statements;

•	pending and threatened litigation;

•	their loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems; and

•	their contractual obligations and contingent liabilities.

Security’s representations and warranties are contained in Section 6 of the merger agreement and relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	Security’s capitalization and financial statements;

•	pending and threatened litigation against Security;

•	the shares of Security common stock to be issued in the merger; and

•	Security’s public reports filed with the SEC.

Security’s representations and warranties are for the benefit of SouthBank; they are not for the benefit of and may not be relied upon by SouthBank’s shareholders. The representations and warranties of the parties will not survive the effective time of the merger.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by SouthBank’s shareholders;

•	approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to Security (see “The Merger Agreement—Regulatory and Other Required Approvals”);

•	issuance of a tax opinion from Powell Goldstein LLP that the merger qualifies as a tax-free reorganization and that SouthBank’s shareholders will not recognize gain on the exchange of their shares (except to the extent of any cash received)

•	the issuance of an opinion from Burke Capital L.L.C. that the consideration to be paid to SouthBank’s shareholders is fair to such shareholders from a financial standpoint;

•	the absence of a stop order suspending the effectiveness of Security’s registration statement under the Securities Act with respect to the shares of Security common stock to be issued to the SouthBank shareholders;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•	continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other parties;

•	Security’s receipt of support agreements from SouthBank’s affiliates;

•	Security’s receipt from each of SouthBank’s directors of an executed noncompetition agreement (see “The Merger Agreement—Interests of Certain Persons in the Merger”);

•	Security’s entry into employment agreements with Charles M. Barnes, James M. Brown, Jr. and Diana W. Davis;

•	the approval of shares of Security common stock to be issued pursuant to the merger agreement for Nasdaq listing; and

•	issuance of certain legal opinions by counsel for SouthBank and Security.

The conditions to the merger are set forth in Section 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from SouthBank’s shareholders with respect to the amended merger agreement.

Business of SouthBank Pending the Merger

The merger agreement requires SouthBank to continue to operate its business as usual pending the merger. Among other things, they may not, without Security’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or other obligation in excess of $100,000 or allow any lien or encumbrance to be placed on any asset;

•	redeem, repurchase, or otherwise acquire any shares of its capital stock or any instruments convertible to capital stock or pay any distribution or dividend on its capital stock;

•	issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or otherwise dispose of any asset having a book value in excess of $100,000;

•	enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

•	except in certain circumstances, make any material investments other than investments in obligations or securities of government entities;

•	adopt any new employee benefit plan or make any material change to existing plans, except as required by law or to maintain the tax status of the plan;

•	make any change to tax or accounting methods or internal accounting controls, except as required by law, regulation, or GAAP;

•	commence any litigation inconsistent with past practices or settle any claim for over $100,000 in money damages or any restrictions on its operations; or

•	enter into, modify, amend, or terminate any contract or waive, release, or assign any claim in any amount exceeding $100,000.

The restrictions on SouthBank’s business activities are set forth in Section 7.2 of the merger agreement.

No Solicitation of Alternative Transactions

SouthBank was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, SouthBank may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by SouthBank’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, SouthBank’s board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

SouthBank was also required to instruct their respective officers, directors, agents, and affiliates to refrain from taking action prohibited of SouthBank and is required to notify Security immediately if it receives any inquires from third parties. However, no director or officer of SouthBank is prohibited from taking any action that the board of directors of SouthBank determines in good faith, after consultation with counsel and receipt of a written opinion, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual consent of SouthBank’s board of directors and Security’s board of directors;

•	by either party if the other party breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•	by either party if, by September 30, 2005, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated, or if the conditions to such party’s obligation to close are not satisfied by such date;

•	by either party if SouthBank’s shareholders do not approve the merger agreement or if any required consent of any regulatory authority is denied and is not appealed;

•	by Security if SouthBank’s board of directors withdraws, modifies or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Security merger), or announces any agreement to do any of those things;

•	by SouthBank if SouthBank receives a bona fide written offer for an acquisition transaction that the SouthBank board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the Security merger;

•	by Security if the holders of more than 10% of SouthBank common stock exercise dissenters’ rights; or

•	automatically if the parties have the right to renegotiate the merger consideration and no agreement can be reached within 15 business days of the date on which the right to renegotiate arises. The circumstances under which the parties may renegotiate the merger consideration is discussed in “The Merger Agreement—What SouthBank’s Shareholders Will Receive in the Merger,” page .

If Security terminates the merger agreement because SouthBank’s board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Security merger, or if SouthBank terminates the agreement because it has received an offer for such an acquisition transaction, then SouthBank (or its successor) must pay Security a termination fee of $1.4 million.

Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of SouthBank and its controlling persons will survive any termination of the agreement.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of SouthBank’s directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of SouthBank. These interests are described below. SouthBank’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Agreements

It is a condition to the obligations of SouthBank under the merger agreement that Security will enter into employment agreements with three of SouthBank’s officers, Charles M. Barnes, James W. Brown, Jr., and Diana W. Davis. The agreements will provide for a term of twelve months from the effective date of the Merger and will be renewable for additional 12 month periods without action by either party. Each employee’s salary will be reviewed annually by Security’s Chief Executive Officer. The agreements allow each employee to participate in Security’s benefit, option, bonus and other compensation programs. The base salaries for each employee are as follows.

Charles M. Barnes	$149,000
James W. Brown, Jr.	$123,585
Diana W. Davis	$100,000

The employment may be terminated (i) by Security for cause (as defined in the agreement), (ii) by the employee, for a material breach of the agreement by Security or for good reason (as defined in the agreement), (iii) upon the employee’s death or upon the employee becoming totally disabled, or (iv) at the employee’s election upon delivery of 30 days’ notice to Security. If the employee terminates the agreement for good reason, for Security’s breach of the agreement, or if Security terminates the agreement other than for cause, then the employee is entitled to payment of his or her base salary for one year.

In addition, for a period of one year following the termination of his or her employment, the employees are prohibited from providing the duties performed by the employee while employed by Security for any other entity or person conducting banking business within a ten mile radius of the employee’s primary work location. The employees are also prohibited from soliciting Security’s employees or its customers for a period of one year after the termination of his or her employment.

The employment agreements also provide that the employee will be entitled to certain benefits if (i) the employee resigns during the 90 day period following a change in control of Security (as defined in the agreement) or (ii) Security terminates the employee within one year of the effective date of a change in control. If either of these two events occur, the employee is entitled to receive an amount representing his current salary for a period of 12 months from the date of his or her termination. In addition, for the twelve months following the month in which he or she is terminated, the employee is entitled to receive an amount equal to one-twelfth of his or her average annual bonus for the two years preceding his or her termination. Health and life insurance benefits will be extended to the employee for a period of 12 months following his or her termination, and the employee will be allowed to participate in Security’s retirement plans for 12 months following his or her termination.

In addition to the compensation and benefits discussed above, each of Mr. Brown and Ms. Davis will receive grants of restricted Security common stock with a fair market value of $50,000. The common stock will be issued under Security’s 2004 Omnibus Stock Ownership and Long Term Incentive Plan. The common stock will be subject to certain forfeiture provisions as may be determined by Security’s board of directors and its compensation committee.

Mr. Brown will also receive an additional cash payment of $25,000 on May 31, 2006, subject to certain forfeiture provisions. Mr. Brown will forfeit his right to the payment if he is not employed by Security on May 31, 2006 for any reason other than termination by Security without cause (as defined in the agreement), termination by Mr. Brown for good reason (as defined in the agreement), or termination due to Mr. Brown’s disability or death.

Director Noncompetition Agreements

It is a condition to the obligations of Security under the merger agreement that each director of SouthBank shall enter into a noncompetition agreement not to compete with Security. The agreements will provide that each director of SouthBank shall not serve on the board of any financial institution or any financial institution holding company located in Cherokee, Forsyth, or Paulding Counties, Georgia, for a period of one year following the date of the noncompetition agreement.

SouthBank Stock Options and Warrants

Prior to the execution of the merger agreement, SouthBank’s directors and executive officers held options to purchase an aggregate of 131,871 shares of SouthBank common stock with a weighted average exercise price of $10.88 per share. Also, the organizers of SouthBank held warrants to purchase an aggregate of 155,000 shares of SouthBank common stock, each with an exercise price of $10.00 per share. All of these options and warrants have vested or will vest prior to the consummation of the merger. Prior to consummation of the merger, all outstanding options and warrants to purchase SouthBank common stock will be exercised in accordance with their terms.

Employee Benefits

Security will also give SouthBank’s employees full vesting and eligibility credit for their years of service with SouthBank, for purposes of benefit accrual under Security’s payroll practices and fringe benefit programs. Security will honor SouthBank compensatory agreements in accordance with their terms (except that options will be exercised or cancelled prior to the closing of the merger) and will provide continuation coverage to SouthBank employees under SouthBank’s group health plan or any successor Security plan.

Change of Control Provisions

SouthBank’s current employment agreements with its executive officers include change of control provisions that will be triggered if the merger with Security is completed. Generally, under these provisions, if these executive officers are terminated by SouthBank within one year following the completion of the merger, or such officers voluntarily terminate their employment within 90 days of the completion of the merger, they will be entitled to a change of control payment equal to their then base salary plus any bonus paid for the previous year.

Indemnification and Insurance

Security has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under SouthBank’s articles of incorporation and bylaws as in effect on January 19, 2005 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Security has agreed to indemnify, under certain conditions, SouthBank’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. SouthBank must cause the officers and directors of SouthBank to be covered by SouthBank’s directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

No director or executive officer of SouthBank owns any Security common stock. Except as described in “—Interests of Certain Persons in the Merger,” no director or executive officer of Security has any personal interest in the merger other than as a Security shareholder. No Security director or executive officer owns any shares of SouthBank common stock. Security owns 40,000 shares of SouthBank common stock, representing 2.57% of the issued and outstanding shares, and will vote these shares in favor of the merger.

Public Trading Market

Security common stock is traded on The Nasdaq National Market under the trading symbol “SBKC.” The shares of Security common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Security common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of SouthBank on the date of the special meeting of SouthBank’s shareholders or an affiliate of Security following completion of the merger. See “—Resale of Security Common Stock.”

Security Dividends

The holders of Security common stock receive dividends if and when declared by the Security board of directors out of legally available funds. Security declared a dividend of $.11 per share of common stock for each quarter of 2004 and declared a dividend of $.13 per share in the first quarter of 2005. Following the completion of the merger, Security expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Security board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, SouthBank’s shareholders will automatically become entitled to all of the rights and privileges afforded to Security shareholders at that time. However, the actual physical exchange of SouthBank common stock certificates for cash and certificates representing shares of Security common stock will occur after the merger.

Registrar and Transfer Company will serve as exchange agent for the merger. Promptly after the effective date of the merger, Security will send or cause to be sent to all SouthBank’s shareholders (other than any shareholders who have exercised their dissenters’ rights) an election form/letter of transmittal with instructions for electing the type of consideration to be received in the merger and exchanging SouthBank common stock certificates for the merger consideration. Each SouthBank stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Security, at its option, may delay paying former shareholders of SouthBank who become holders of Security common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Security common stock following the effective time of the merger until they have surrendered their certificates evidencing their SouthBank common stock, at which time Security will pay any such dividends or other distributions without interest.

You should not send in your SouthBank stock certificate(s) until you have received an election form/letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy.

After the exchange agent receives your certificates of SouthBank common stock, together with a properly completed election form/letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of any Security common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest). The merger consideration delivered by the exchange agent is subject to adjustment to ensure that the total cash consideration issued in the merger equals $9,660,000 and the total stock consideration equals 560,836 shares of Security common stock. See “—Allocation and Proration Procedures.”

Shareholders who cannot locate their stock certificates are urged to contact promptly:

SouthBank

155 Towne Lake Parkway

Woodstock, Georgia 30188

Attention: Charles M. Barnes

Telephone: (678) 494-2976

SouthBank will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of SouthBank signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify SouthBank and Security against any claim that may be made against SouthBank or Security by the owner of the certificate(s) alleged to have been lost or destroyed. SouthBank or Security may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify SouthBank and Security.

Resale of Security Common Stock

The shares of Security common stock to be issued in the merger have been registered under the Securities Act. SouthBank’s shareholders who are not affiliates of SouthBank or Security may freely trade their Security common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of SouthBank prior to the merger or who is an executive officer, director or 10% shareholder of Security after the merger.

Those shareholders who are deemed to be affiliates of SouthBank may only sell their Security common stock as provided by Rule 145 of the Securities Act of 1933, as amended (the “Securities Act”), or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of SouthBank, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Security common stock after the merger. Persons assumed to be affiliates of SouthBank have entered into agreements with Security not to sell shares of Security common stock they receive in the merger in violation of the Securities Act, or in any manner that would disqualify the merger from tax-free reorganization treatment.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Security and SouthBank must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Security filed an application for approval of the merger with the Federal Reserve Board on April 4, 2005. In reviewing that application, the Federal Reserve Board is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Security, including its subsidiaries, and of SouthBank, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Security;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Security and SouthBank in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Georgia law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Georgia community reinvestment laws and any Georgia antitrust statutes.

Other Regulatory Approvals

The merger of SouthBank with and into Security Interim Bank requires the approval of the FDIC and GDBF, and Security concurrently filed applications for approval of the bank merger with the FDIC and GDBF on March 7, 2005. In evaluating the bank merger, the FDIC and GDBF must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the bank merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the FDIC or GDBF should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day

(which the FDIC and GDBF may reduce to 15 days) following the later of the date of the FDIC and GDBF approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

In order to consummate the merger, a charter for Security Interim Bank must be obtained from the GDBF. Security Interim Bank must also obtain deposit insurance from the FDIC. Security concurrently filed applications for a charter and deposit insurance for Security Interim Bank with the FDIC and GDBF on , 2005. Because Security Interim Bank is being formed for the sole purpose on being merged with SouthBank, the application materials incorporated information regarding SouthBank. Security Interim Bank may be merged with SouthBank after approval from the GDBF and FDIC is obtained.

In connection with or as a result of the merger, Security or SouthBank may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Security common stock to be issued in exchange for SouthBank common stock in the merger has been registered with the SEC and will be listed on The Nasdaq National Market. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed. Security and SouthBank contemplate that they will complete the merger shortly after the special shareholders’ meeting, assuming all required approvals are received.

Security and SouthBank believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Security and SouthBank believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Security is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of SouthBank will be recorded, as of completion of the merger, at their respective fair values and added to those of Security. Any excess of purchase price over the net fair value of SouthBank’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Security issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of SouthBank. The results of operations of SouthBank will be included in the results of operations of Security following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of SouthBank who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of SouthBank. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). It also may not apply to insurance companies, securities dealers, financial institutions or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

Security and SouthBank must receive a tax opinion from Powell Goldstein LLP in order to complete the merger. The tax opinion must conclude that the consequences of the merger are as follows:

•	that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	that the exchange in the merger of SouthBank common stock for SBKC common stock will not give rise to gain or loss to the shareholders of SouthBank with respect to such exchange (except to the extent of any cash received).

The tax opinion will be based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of SouthBank and Security that, if incorrect in certain material respects, would jeopardize the conclusions reached by Powell Goldstein LLP in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.

The United States federal income tax consequences of the merger are as follows:

•	Classification as a “Reorganization.” The merger will be treated as a reorganization qualifying under the provisions of section 368(a) of the Internal Revenue Code.

•	Federal Income Tax Consequences to Security and SouthBank. Neither Security nor SouthBank will recognize taxable gain or loss as a result of the merger.

•	Federal Income Tax Consequences to the SouthBank Shareholders. The United States federal income tax consequences of the merger to a SouthBank shareholder, generally, will depend on whether the shareholder exchanges its SouthBank common stock for cash, Security common stock or a combination of cash and Security common stock.

•	Exchange Solely for Security Stock. A SouthBank shareholder will not recognize taxable gain or loss upon the exchange of SouthBank common stock solely for Security common stock, except in respect of cash received instead of a fractional share of Security common stock (as discussed below).

•	Exchange for Part Cash and Part Security Common Stock. A SouthBank shareholder who receives part cash (not including cash received instead of a fractional share of Security common stock) and part Security common stock in exchange for SouthBank common stock will recognize taxable gain (but not loss) in an amount, if any, equal to the lesser of: (i) the excess of the sum of the amount of cash and the fair market value of Security common stock received in the merger over the holder’s adjusted tax basis in the shares of SouthBank common stock (not including any tax basis allocable to any fractional shares of Security common stock for which a SouthBank shareholder is paid in cash) surrendered by the holder, or (ii) the amount of cash received by the holder in the merger. Any taxable gain to a SouthBank shareholder on the exchange of SouthBank common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on the shareholder’s holding period for the SouthBank common stock). If, however, the cash received has the effect of the distribution of a dividend (as discussed below), the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.

•	Exchange of Cash in Lieu of Fractional Share. A SouthBank shareholder who receives cash instead of a fractional share of Security common stock will generally be treated as having received such factional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the SouthBank shareholder’s aggregate adjusted tax basis of the SouthBank shares exchanged in the merger which is allocable to the fractional share of Security common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of SouthBank common stock is more than one year at the effective time of the merger.

•	Tax Basis of Security Common Stock Received in the Merger. The tax basis of any Security common stock (including fractional shares deemed received and redeemed as described above) exchanged for SouthBank common stock in the merger will equal the tax basis of the SouthBank common stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange (excluding any cash received instead of a fractional share of Security common stock), and increased by the amount, if any, of gain (including any portion of the gain that is treated as a dividend but not including any gain resulting from the deemed receipt and redemption of fractional shares described above) recognized in the exchange.

•	Holding Period of Security Common Stock Received in the Merger. The holding period for any Security common stock exchanged for SouthBank common stock in the merger will include the period during which SouthBank common stock surrendered in the exchange was held.

•	Possible Treatment of Cash as a Dividend.

•	In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the SouthBank shareholder’s deemed percentage stock ownership in Security. For purposes of this determination, the SouthBank shareholder is treated as if it first exchanged all of its shares of SouthBank common stock solely for Security common stock and then Security immediately redeemed, which we refer to in this document as the “Deemed Redemption”, a portion of the Security common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as a capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the SouthBank shareholder or (2) “not essentially equivalent to a dividend.”

•

The Deemed Redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether a Deemed Redemption is “not essentially equivalent to a dividend” with respect to a SouthBank shareholder will depend upon the SouthBank shareholder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend, “the Deemed Redemption must result in a “meaningful reduction” in the SouthBank shareholder’s deemed percentage stock ownership of Security. In general, that determination requires a comparison of: (1) the percentage of the outstanding stock of Security that the SouthBank shareholder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (2) the percentage of the outstanding stock of Security that is actually and constructively owned by the SouthBank shareholder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

•	The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g. less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g. approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

•	These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

•	Exchange Solely for Cash. A SouthBank shareholder who receives solely cash in exchange for SouthBank common stock, whether as a result of exercising dissenter’s rights or otherwise, will recognize taxable gain or loss in an amount, if any, equal to the difference between the cash received and the holder’s adjusted tax basis in the shares of SouthBank common stock surrendered by the holder. Any taxable gain to a SouthBank shareholder on the exchange of SouthBank common stock will generally be treated as capital gain, either long-term or short-term capital gain depending on the shareholder’s holding period for the SouthBank common stock.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, SouthBank’s shareholders (other than those exercising dissenters’ rights) will become Security’s shareholders. Their rights as shareholders will then be governed by Security’s articles of incorporation and bylaws rather than by SouthBank’s articles of incorporation and bylaws.

Security and SouthBank are both Georgia corporations organized under the laws of the State of Georgia. The corporate affairs of Security are governed generally by the provisions of the GBCC. As a Georgia state bank, SouthBank’s corporate affairs are governed generally by the provisions of the Financial Institutions Code of Georgia (FICG), although many of the provisions of the GBCC are also applicable to it. The following is a summary of differences between the rights of SouthBank’s shareholders and Security’s shareholders not described elsewhere in this proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the GBCC, as well as the articles of incorporation and bylaws of each corporation. SouthBank shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders which would result from the proposed merger.

Authorized Capital Stock

Security. Security’s articles of incorporation authorize it to issue 10,000,000 shares of common stock, with a $1.00 per share par value. As of February 25, 2005, there were 5,820,343 shares of Security common stock issued and outstanding.

SouthBank. SouthBank’s articles of incorporation authorize it to issue 1,000,000 shares of common stock, par value $5.00. As of                     , 2005, there were                      shares of SouthBank common stock issued and outstanding.

Boards of Directors

Security. Security’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders.

SouthBank. SouthBank’s bylaws provide that its board of directors shall consist of a single class of not less than five nor more than 25 directors. Each director serves a one-year term.

Reporting Requirements

Security. Security is a reporting company under the Exchange Act and files periodic reports with the SEC. Security and its subsidiary banks also file reports with the Federal Reserve Board, the FDIC and the GDBF.

SouthBank. SouthBank files reports with the FDIC and the GDBF.

Liquidation Rights

Security. Under the GBCC, two-thirds of the outstanding shares entitled to vote must approve any dissolution or liquidation of Security.

SouthBank. Under the FICG, the voluntary dissolution of SouthBank requires the affirmative vote of at least two-thirds of its outstanding shares, as well as the approval of the GDBF.

Mergers, Consolidations and Sales of Assets

Security. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise. Security’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of its outstanding shares of common stock to approve a share exchange, merger, consolidation or sale, lease, transfer, exchange or other disposition (in one transaction or in a series of related transactions) of all or substantially all of its assets of Security or any of its affiliates to another corporation, person or entity. A merger of Security into another corporation would also require the approval of the Federal Reserve Board.

SouthBank. Under the FICG, the merger of SouthBank requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of the bank’s common stock. Such a merger must also be approved by the GDBF and the FDIC.

Distributions

Security. The holders of Security common stock are entitled to receive dividends when, as and if declared by Security’s board of directors and paid by Security out of funds legally available therefor. Under Federal Reserve policy, a bank holding company such as Security generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality, and overall financial condition. In addition, Security may not pay dividends that would render it insolvent.

SouthBank. As a Georgia state bank, SouthBank may pay dividends on its outstanding shares in cash, property or its own shares unless it would be rendered insolvent by doing so. Under the FICG, payment of dividends by SouthBank is also subject to the following restrictions:

•	dividends may be declared and paid in cash or property only out of the retained earnings of the bank;

•	dividends may not be declared or paid at any time that the bank does not have paid-in capital and appropriated retained earnings equal to at least 20% of its capital stock;

•	dividends may not be paid without prior approval of the GDBF in amounts exceeding the amount fixed by regulation to ensure an adequate capital structure;

•	no dividends payable in one class of stock may be paid to the holders of a second class of stock without the affirmative vote or written consent of the holders of two-thirds of the outstanding shares of the class in which the payment is to be made.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of the relevant provisions of the GBCC, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pursuant to the provisions of the GBCC, which the FICG incorporates as to dissenters’ rights, SouthBank’s shareholders have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders of SouthBank common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights. Shareholders considering initiation of a dissenters’ proceeding should review this section in its entirety. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the GBCC, if the merger is consummated, you must:

•	Give to SouthBank, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of SouthBank common stock (hereinafter referred to as “shares”);

•	Not vote in favor of the merger; and

•	Comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the merger.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify SouthBank in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand. Voting against the merger will not satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights.

Any written objection to the merger satisfying the requirements discussed above should be addressed to SouthBank, 155 Towne Lake Parkway, Woodstock, Georgia 30188, Attn: Corporate Secretary.

If the shareholders of SouthBank approve the merger at the special meeting, SouthBank must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten days after the effective date of the merger and must:

•	State where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	Inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•	Set a date by which SouthBank must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•	Be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with SouthBank in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, Security, as SouthBank’s successor, must, within ten days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Security estimates to be the fair value of the shares, plus accrued interest from the effective date of the merger. Security’s offer of payment must be accompanied by:

•	Recent financial statements of Security;

•	Security’s estimate of the fair value of the shares;

•	An explanation of how the interest was calculated;

•	A statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•	A copy of Article 13 of the GBCC.

If the dissenting shareholder accepts Security’s offer by written notice to Security within 30 days after Security’s offer, Security must pay for the shares within 60 days after the later of the making of the offer or the effective date of the merger.

If the merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Security must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Security must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify Security in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•	He or she believes that the amount offered by Security is less than the fair value of his or her shares or that Security has calculated incorrectly the interest due; or

•	Security, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 unless he or she notifies Security of his or her demand in writing within 30 days after Security makes or offers payment for the dissenting shareholder’s shares. If Security does not offer payment within ten days of the later of the merger’s effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Security’s payment offer, and Security must provide such information within ten days after receipt of the written demand. The shareholder may notify Security of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

If a demand for payment under Section 14-2-1327 remains unsettled, Security must commence a nonjury equity valuation proceeding in the Superior Court of Bibb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If

Security does not commence the proceeding within those 60 days, the GBCC requires Security to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Security is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Security, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Security if the court finds Security did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either Security or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Security, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent were given by Security in compliance with the Dissenters’ Notice and payment offer requirements.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix C to this proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix C and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Security, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of Security.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger.”

You must do all of the things described in this section and as set forth in Article 13 of the GBCC in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the GBCC. In view of the complexity of these provisions of Georgia law, shareholders of SouthBank who are considering exercising their dissenters’ rights should consult their legal advisors.

INFORMATION ABOUT SECURITY

General

Security is a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Security’s current banking subsidiaries are Security Bank of Bibb County, located in Macon, Georgia, Security Bank of Houston County, located in Perry, Georgia, and Security Bank of Jones County, located in Gray, Georgia. All of Security’s banking subsidiaries are Georgia state banks. Security engages in community banking and serves the central and southern Georgia market areas.

Security’s banking subsidiaries provide a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. The strategy of Security’s banking subsidiaries includes a focus on personalized customer service while offering the sophisticated products and services found at much larger banks.

At December 31, 2004, Security had consolidated total assets of approximately $1.06 billion, consolidated total loans of approximately $845 million, consolidated total deposits of approximately $843 million and consolidated shareholders’ equity of approximately $107 million. Security’s principal executive offices are located at 4219 Forsyth Road, Macon, Georgia 31210, and Security’s telephone number is (478) 722-6200.

Market Prices of and Dividends Declared on Security Common Stock

Security common stock is traded on The Nasdaq National Market under the symbol “SBKC.” The following table sets forth for the periods indicated the high and low sale prices per share of Security common stock as reported on The Nasdaq National Market and the quarterly dividends declared for each such period.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend
2005
First Quarter	$42.45	$39.71	$.13
Second Quarter (through April , 2005)

2004
Fourth Quarter	43.30	33.95	.11
Third Quarter	36.00	31.24	.11
Second Quarter	35.54	28.68	.11
First Quarter	32.01	29.06	.11

2003
Fourth Quarter	34.00	29.50	.10
Third Quarter	35.99	28.90	.10
Second Quarter	36.18	27.10	.10
First Quarter	28.54	24.25	.10

The holders of Security common stock receive dividends if and when declared by the Security board of directors out of legally available funds. Security paid a dividend of $.13 per share of common stock to shareholders of record as of March 15, 2005. Security declared a dividend of $.11 per share of common stock for each quarter of 2004. Security paid a cash dividend of $.10 per share of common stock for each quarter of 2003. Following the completion of the merger, Security expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by Security’s board of directors of other relevant factors.

Incorporation of Documents by Reference

The SEC allows Security to “incorporate by reference” the information it files with the SEC. This permits Security to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Security has filed or will file with the SEC (File No. 0-1026) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2004;

•	its Current Reports on Form 8-K filed on January 21, 2005 and March 14, 2005;

•	the description of Security common stock set forth in Security’s registration statement on Form SB-2 under the Securities Act, dated September 4, 1996; and

•	all documents filed by Security with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the SouthBank shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of SouthBank common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Security will provide it to you without charge.

If you would like to receive any of this information, please call or write Security at:

Security Bank Corporation
Attn: Chief Financial Officer
4219 Forsyth Road
Macon, Georgia 30210
Telephone: (478) 722-6200

You should make your request before May 20, 2005 in order to receive the information prior to the meeting.

INFORMATION ABOUT SOUTHBANK

General

SouthBank was organized as a national bank and commenced its general banking operations in 2002, providing services primarily to small- to mid-sized businesses and individuals in the Cherokee County, Georgia area. In January 2004, SouthBank converted from a national bank to a Georgia state-chartered bank. The conversion to a state charter afforded SouthBank the benefits of state rather than federal regulation, including higher lending limits, thus allowing SouthBank to make more loans.

As of December 31, 2004, SouthBank had total assets of approximately $114 million, total deposits of approximately $93 million, and shareholders’ equity of approximately $13.8 million. Net income for the year ended December 31, 2004 was approximately $906,000.

Business and Properties

SouthBank’s main office is located at 155 Towne Lake Parkway, Woodstock, Georgia. In addition, SouthBank operates two loan production offices, which were opened in 2004, located in Paulding County, Georgia and Forsyth County, Georgia.

SouthBank is a full-service commercial bank. With an emphasis on responsive and customized service, SouthBank offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. SouthBank focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As SouthBank is familiar with its customers, SouthBank believes it responds to their credit requests more quickly and are more flexible in approving complex loans based on the bank’s personal knowledge of the customer.

SouthBank’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for the bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for the bank is interest collected on loans and other investments. The principal expenses of the bank are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

As of December 31, 2004, SouthBank had total assets of approximately $114 million, total deposits of approximately $93 million, and shareholders’ equity of approximately $13.8 million. Net income for the year ended December 31, 2004 was approximately $906,000.

The bank offers the banking products and services to its customers set forth below.

Lending Services

Lending Policy. SouthBank seeks creditworthy borrowers within a limited geographic area. Its primary lending function is to make real estate loans, particularly construction loans for new residential and commercial properties. SouthBank also make consumer loans to individuals and to small- and medium-sized businesses. SouthBank’s current loan portfolio is as follows:

Loan Category	Ratio
Real estate lending	85%
Commercial lending	14%
Consumer lending	1%

Loan Approval and Review. SouthBank’s loan approval policies provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds an individual officer’s lending authority, an officer with a higher lending limit or the Loan Committee determines whether to approve the loan request.

Lending Limits. SouthBank’s lending activities are subject to a variety of lending limits imposed by law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits increase or decrease as the bank’s capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks. The principal economic risk associated with each category of the loans that SouthBank makes is the creditworthiness of the borrower. General economic conditions and the strength of the services and retail market segments affect borrower creditworthiness. General factors affecting a commercial borrower’s ability to repay include interest, inflation and the demand for the commercial borrower’s products and services, as well as other factors affecting a borrower’s customers, suppliers and employees.

Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships.

Other larger banks in Cherokee County make proportionately more loans to medium- to large-sized businesses than SouthBank does. Many of the commercial loans that SouthBank makes are to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. SouthBank’s loan portfolio consists primarily of commercial real estate loans, construction and development loans and residential real estate loans primarily in and around Cherokee County. These loans include certain commercial loans where the bank takes a security interest in real estate as supplemental, but not principal, collateral. Home equity loans and lines of credit are classified as consumer loans.

SouthBank’s residential real estate loans consist of first mortgage products and construction loans. SouthBank offers fixed and variable rates on its mortgages with the amortization of the loan generally not exceeding 30 years and the rates generally not being fixed or “booked” for a period over 60 months. These loans are made in accordance with SouthBank’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not exceeding 95%. SouthBank believes that these loan-to-value ratios are sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial real estate loan terms are generally limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding 60 months. SouthBank generally charges an origination fee. SouthBank attempts to reduce credit risk on its commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service greater than or equal to 120% of the debt service requirement. In addition, SouthBank generally requires personal guarantees from the principal owners of the property supported by a review by bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. SouthBank attempts to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

To a lesser extent, SouthBank makes construction and development loans on either a pre-sold or speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. If SouthBank makes these loans, they generally have a term of nine to 12 months and interest is paid monthly or quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically does not exceed 80%. Any speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate, interest rates, construction costs and new job creation and household formation trends.

Commercial Loans. Loans for commercial purposes, made to a variety of businesses, are one of the components of our loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any.

SouthBank typically makes equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Generally, the financed equipment secures equipment loans, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. SouthBank believes that these loan-to-value ratios are sufficient to compensate for fluctuations in the market value of the equipment and will help minimize losses that could result from poor maintenance or the introduction of updated equipment models into the market.

Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. SouthBank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit.

Deposit Services

SouthBank also seeks to establish core deposits, including checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts. The primary sources of core deposits are residents of, and businesses and their employees located in, SouthBank’s primary market area. SouthBank also obtain deposits through personal solicitation by the bank’s officers and directors, direct mail solicitations, and advertisements published in the local media. SouthBank makes deposit services accessible to customers by offering direct deposit, wire transfer, internet banking, night depository, and banking by mail.

Other Banking Services

Given client demand for increased convenience and account access, SouthBank offers a range of products and services, including 24-hour telephone and internet banking, direct deposit, traveler’s checks, and automatic account transfers. SouthBank also participates in a shared network of automated teller machines and a debit card system that the bank’s customers may use throughout Georgia and in other states.

Competition

SouthBank competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. The bank promotes the economic development of Cherokee County, Georgia and the city of Woodstock. SouthBank serves a market area consisting primarily of Cherokee County and the northern metropolitan Atlanta area. Cherokee County covers approximately 434 square miles in Northwest Georgia on the northern border of the metropolitan Atlanta area.

SouthBank encounters competition in its market area from 15 other commercial banks with 48 branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, SouthBank also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of SouthBank’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of SouthBank’s competitors have been in business for a long time and have an established customer base and name recognition. SouthBank’s competitors include larger national, super-regional and regional banks such as Bank of America, SunTrust, Wachovia, Synovus, BB&T and Regions. In addition, SouthBank’s competitors that are not depository institutions are generally not subject to the extensive regulations that apply to the bank. However, SouthBank believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the Cherokee County area.

Employees

SouthBank bank currently employs 24 persons on a full-time or part-time basis, including 13 officers.

Legal Proceedings

From time to time, SouthBank is involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, SouthBank is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the bank.

Share Ownership of Principal Shareholders, Management and Directors of SouthBank

The following table sets forth information with respect to the beneficial ownership, as of Jan. 5, 2005, of shares of SouthBank common stock by (i) each person known by SouthBank to be the beneficial owner of more than 5% of SouthBank’s issued and outstanding common stock (ii) each of SouthBank’s directors and executive officers and (iii) all directors and executive officers as a group. Except as noted below, SouthBank believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Name	Number of Shares(1)	Number of Options or Warrants Exercisable within 60 Days(2)	Percent of Total Outstanding
Charles M. Barnes(3)	24,607	49,371	5.1
David C. Barrett(4)	23,400	10,000	2.4
Carl O. Black(5)	112,767	35,000	9.5
James L. Bobo, Jr.	8,900	0	*
James M. Brown, Jr.(6)	2,500	20,000	*
Tony E. Collins(7)	23,500	40,000	4.3
Clarence V. Dinsmore(8)	30,000	15,000	3.1
Thomas L. Hollis, Jr.	77,000	0	5.2
J. Russell Ivie, Sr.	40,000	0	2.8

Name	Number of Shares(1)	Number of Options or Warrants Exercisable within 60 Days(2)	Percent of Total Outstanding
Vernon L. Krause(9)	126,460	35,000	10.3
Douglas M. Parker(10)	35,744	25,000	4.1
Timothy Kevin Reece(11)	91,767	35,000	8.2
Trent W. Sanford(12)	20,500	12,500	2.3
Waverly L. Thornton	12,999	0	*
B. Gene Waldron	63,237	0	4.3
All Directors and Executive Officers as a Group (15 persons)(13)	693,381	276,871	57.5

*	Represents beneficial ownership of less than 1%.

(1)	The information set forth in this table with respect to SouthBank common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act defined, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options and warrants which are exercisable within 60 days of the date hereof. The percentages are based upon 1,410,757 shares outstanding. The percentages for each of those parties who hold presently exercisable options and warrants are based upon the sum of 1,410,757 shares plus the number of shares subject to presently exercisable options and or warrants held by each such party, as indicated in the following notes.

(2)	As a result of the merger, all outstanding options and warrants will vest prior to closing. As a result, this column reflects all outstanding options and warrants held by the persons listed below.

(3)	Includes 49,371 shares subject to options exercisable prior to consummation of the merger.

(4)	Includes 10,000 shares subject to warrants exercisable prior to consummation of the merger.

(5)	Includes 35,000 shares subject to warrants exercisable prior to consummation of the merger.

(6)	Includes 20,000 shares subject to options exercisable prior to consummation of the merger.

(7)	Includes 40,000 shares subject to options exercisable prior to consummation of the merger.

(8)	Includes 15,000 shares subject to warrants exercisable prior to consummation of the merger.

(9)	Includes 35,000 shares subject to warrants exercisable prior to consummation of the merger.

(10)	Includes 25,000 shares subject to warrants exercisable prior to consummation of the merger.

(11)	Includes 35,000 shares subject to warrants exercisable prior to consummation of the merger.

(12)	Includes 12,500 shares subject to options exercisable prior to consummation of the merger.

(13)	Includes 286,871 shares subject to warrants and options exercisable prior to consummation of the merger.

Market Prices of Dividends Declared on SouthBank Common Stock

There is no established public trading market for shares of SouthBank common stock. As a result, any market in SouthBank common stock prior to the merger should be characterized as illiquid and irregular. The last known privately negotiated trade of SouthBank common stock of which management is aware occurred on February 25, 2005 at a price of $11.00 per share, and additional information available to management regarding the quarterly trading prices for the SouthBank common stock is provided below. A dash indicates periods during which management was unaware of any trades.

To date, SouthBank has not paid any dividends on shares of its common stock. As of                 , 2005, SouthBank common stock was held by approximately 313 shareholders of record.

	High		Low
2005
First Quarter		$11.00		$11.00
Second Quarter (through April , 2005)	$		$

2004
Fourth Quarter		13.00		11.00
Third Quarter		—		—
Second Quarter		12.00		12.00
First Quarter		12.00		12.00

2003
Fourth Quarter		10.00		10.00
Third Quarter		11.00		11.00
Second Quarter		—		—
First Quarter		10.00		10.00

SUPERVISION AND REGULATION

Security and its subsidiaries are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.

Supervisory Authorities

Security is a bank holding company, registered with and regulated by the Federal Reserve Board. Its subsidiary banks are Georgia state banks, and as such are subject to supervision, regulation and examination by the FDIC and GDBF. The regulatory authorities routinely examine Security and its subsidiary banks, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Security and its subsidiary banks are required to file regular reports with the Federal Reserve Board, the FDIC and the GDBF.

Capital

The Federal Reserve Board, the FDIC and the GDBF require Security and its subsidiary banks to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Security and its subsidiary banks exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Security may acquire other banks or bank holding companies and Security Bank may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Security may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Security is generally be prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

Under the Gramm-Leach-Bliley Act (the “GLB Act”), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Security has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish “financial subsidiaries” that may engage in activities not previously permitted for banks. None of Security’s subsidiaries banks have elected to establish a financial subsidiary.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company such as Security would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Security would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company.

Deposit Insurance

All of Security’s subsidiary banks are members of the FDIC, and its deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Security’s subsidiary banks are thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may rate as high as 31 basis points. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in 2003 ranged from 1.52 to 1.68 basis points. Security’s subsidiary banks pay no deposit insurance assessment and pays the quarterly FICO assessment.

Other Statutes and Regulations

Security and its subsidiary banks are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Security and its subsidiary banks are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks.

Sections 23A and 23B of the Federal Reserve Act. Security’s subsidiary banks are limited in their ability to lend funds or engage in transactions with Security or other non-bank affiliates of Security, and all transactions must be on an arms-length basis and on terms at least as favorable to the subsidiary bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Security’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from its subsidiary banks. Statutory and regulatory limitations apply to the subsidiary banks’ payments of dividends to Security as well as to Security’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Community Reinvestment Act. Security’s subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Security Bank received a “satisfactory” rating following its most recent CRA examination.

Consumer Regulation. Activities of Security Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by all of Security’s subsidiary banks;

•	govern disclosures of credit terms to consumer borrowers;

•	require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	require all of Security’s subsidiary banks to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of Security’s subsidiary banks are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OTHER MATTERS

SouthBank’s management is not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements and schedules as of December 31, 2004 and for each of the years in the three-year period ended December 31, 2004 incorporated in this prospectus and registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Powell Goldstein LLP has provided an opinion as to the validity of the shares of common stock that Security will issue in the merger. The federal tax consequences of the merger have been passed upon by Powell Goldstein LLP.

IMPORTANT NOTICE FOR SOUTHBANK’S SHAREHOLDERS

If you cannot locate your SouthBank common stock certificate(s), please contact Charles M. Barnes at SouthBank, 155 Towne Lake Parkway, Woodstock, Georgia 30188 telephone number (678) 494-2976. If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.

Please do not send your SouthBank stock certificates at this time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Security is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Security. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Security at the SEC’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Security has filed a registration statement on Form S-4 with the SEC that registers the Security common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Security and a proxy statement of SouthBank for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Security and the Security common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Security has supplied all of the information contained in this proxy statement-prospectus relating to Security and its subsidiary banks. SouthBank has supplied all of the information relating to it.

This proxy statement-prospectus incorporates by reference important business and financial information about Security that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Security Bank Corporation
Attn: Chief Financial Officer
4219 Forsyth Road
Macon, Georgia 30210
Telephone: (478) 722-6200

You should make your request before May 20, 2005 in order to receive the information prior to the meeting.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

SECURITY BANK CORPORATION

AND

SOUTHBANK

Dated as of January 19, 2005

-i-

-ii-

		Page
11.6	Waivers	32
11.7	Assignment	32
11.8	Notices	32
11.9	Governing Law	33
11.10	Counterparts	33
11.11	Captions; Articles and Sections	33
11.12	Interpretations	33
11.13	Severability	33

-iii-

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of January 19, 2005, by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and SOUTHBANK (“SouthBank”), a bank organized under the laws of the State of Georgia, with its main office in Woodstock, Georgia.

Preamble

The respective Boards of Directors of SouthBank and SBKC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of SouthBank with and into a wholly-owned interim state Bank subsidiary of SBKC (the “SBKC Merger Subsidiary”), with the SBKC Merger Subsidiary being the surviving Bank of the merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, SouthBank shall be merged with and into SBKC Merger Subsidiary in accordance with the provisions of Sections 7-1-531 through 7-1-537 of the FICG and with the effect provided in Section 7-1-536 of the FICG (the “Merger”). The SBKC Merger Subsidiary shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, and the Plan of Merger, in substantially the form attached as Exhibit “A,” which will be approved and adopted by the Board of Directors of SouthBank and the SBKC Merger Subsidiary.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Powell Goldstein LLP, 1201 West Peachtree St., Atlanta, GA 30309, or at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of SBKC Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank as amended by the Agreement of Merger dated January 19, 2005, between SouthBank and SBKC Merger Subsidiary.

2.2 Bylaws. The Bylaws of SBKC Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

2.3 Directors and Officers.

(a) The officers and directors of SBKC in office immediately prior to the Effective Time shall serve as the officers and directors of SBKC from and after the Effective Time, provided, that at the Effective Time, one director (the “Appointed Director”) who is serving as a member of the Board of Directors of SouthBank immediately prior to the Effective Time shall be elected as a director of SBKC by the SBKC Board of Directors.

(b) The officers and directors of the Surviving Bank from and after the Effective Time shall consist of the officers and directors of SouthBank immediately preceding the Effective Time.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SBKC, SouthBank, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of SBKC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) The outstanding shares of SBKC Merger Subsidiary Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(c) Subject to adjustment as outlined below and the conditions set forth herein, each share of SouthBank Common Stock outstanding immediately prior to the Effective Time, other than shares held by SouthBank or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive its pro rata portion of the Merger Consideration in the form of: (i) the Cash Consideration per Share; (ii) the Stock Consideration per Share; or (iii) a combination of both. Such shares to be converted are sometimes referred to herein as the “Outstanding SouthBank Shares.” Because the total Cash Consideration and Stock Consideration are fixed, the relative proportions of a shareholder’s portion of the Merger Consideration represented by Cash Consideration per Share and Stock Consideration per Share are subject to pro rata adjustment by the Exchange Agent to the extent necessary to effect the issuance of the proper amounts of Cash Consideration and Stock Consideration.

(d) If, on the Effective Date,

(i) the average closing price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the 20 preceding trading days as reported in The Wall Street Journal (corrected for any typographical errors) (the “Average Closing Price”) is less than or equal to $32.15; and

(ii) the ratio (the “Index Ratio”) of the Average Closing Price to the weighted average closing price (based on market capitalization) for the banks listed in Appendix 1 for the 20 preceding trading days is less than or equal to 80% of the Index Ratio calculated as of the date of the Agreement using $40.19 as the Average Closing Price, then SouthBank shall have the right to renegotiate the Merger Consideration with SBKC. If the Parties are unable to agree upon the Merger Consideration within 15 business days after the Effective Date, then the Agreement will terminate without penalty to either Party.

(e) Notwithstanding any other provision of this Agreement, each holder of Outstanding SouthBank Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBKC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBKC

Common Stock multiplied by $40.19. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(f) Each share of SouthBank Common Stock that is not an Outstanding SouthBank Share as of the Effective Time shall be canceled without consideration therefor.

(g) No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of SouthBank Common Stock who at the Effective Time held Outstanding SouthBank Shares.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Prior to the Effective Time, SBKC shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of SouthBank Common Stock. At the Effective Time, SBKC shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding SouthBank Shares immediately prior to the Effective Time an election form and letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of SouthBank Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of any cash and certificates representing SBKC Common Stock, which certificates shall be deposited with the Exchange Agent by SBKC as of the Effective Time. If any certificates for shares of SBKC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SBKC, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SBKC for payment or delivery of such property. In no event will any holder of SouthBank Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SBKC of the Merger Consideration.

4.2 Rights of Former SouthBank Shareholders. At the Effective Time, the stock transfer books of SouthBank shall be closed as to holders of SouthBank Common Stock immediately prior to the Effective Time and no transfer of SouthBank Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing Outstanding SouthBank Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former shareholders of record of SouthBank shall be entitled to vote after the Effective Time at any meeting of SBKC shareholders the number of whole shares of SBKC Common Stock into which their respective shares of SouthBank Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing SBKC Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by SBKC on the SBKC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SBKC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SBKC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the SBKC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SOUTHBANK

SouthBank hereby represents and warrants to SBKC as follows:

5.1 Organization, Standing, and Power. SouthBank is a bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SouthBank is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for SouthBank have been made available to SBKC for its review and, except as disclosed in Section 5.1 of the SouthBank Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2 Authority of SouthBank; No Breach By Agreement.

(a) SouthBank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SouthBank. Subject to the requisite approval by SouthBank’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SouthBank, enforceable against SouthBank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by SouthBank, nor the consummation by SouthBank of the transactions contemplated hereby, nor compliance by SouthBank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SouthBank’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of SouthBank that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the SouthBank Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of SouthBank under, any Contract or Permit of SouthBank, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to SouthBank or any of its Assets (including any SBKC Entity or SouthBank becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or SouthBank being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SouthBank of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of SouthBank consists of (a) shares of $5.00 par value per share SouthBank Common Stock, of which 1,410,757 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of SouthBank are duly and validly issued and outstanding and are fully paid and nonassessable under the FICG. None of the outstanding shares of capital stock of SouthBank has been issued in violation of any preemptive rights of the current or past shareholders of SouthBank.

(b) Except as set forth in Section 5.3(a) of this Agreement or in Section 5.3(b) of the SouthBank Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SouthBank outstanding and no outstanding Equity Rights relating to the capital stock of SouthBank. Any outstanding Equity Rights disclosed in Section 5.3(b) of the SouthBank Disclosure Memorandum will be exercised or cancelled prior to the Closing.

5.4 SouthBank Subsidiaries. SouthBank has no Subsidiaries as of the date of this Agreement.

5.5 Financial Statements. SouthBank has delivered to SBKC copies of all SouthBank Financial Statements and will deliver to SBKC copies of all similar financial statements prepared subsequent to the date hereof. The SouthBank Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of SouthBank, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of SouthBank as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of SouthBank for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6 Absence of Undisclosed Liabilities. SouthBank has no Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the balance sheet of SouthBank as of September 30, 2004, included in the SouthBank Financial Statements or reflected in the notes thereto. SouthBank has not incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a SouthBank Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the SouthBank Financial Statements were, and with respect to the SouthBank Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the SouthBank Disclosure Memorandum, SouthBank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by SouthBank to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by

SouthBank, FDIC or the Georgia Department of Banking and Finance, or (iv) an obligation of any director, executive officer or 10% shareholder of SouthBank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8 Absence of Certain Changes or Events. Since September 30, 2004, except as disclosed in the SouthBank Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the SouthBank Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a SouthBank Material Adverse Effect, (ii) SouthBank has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of SouthBank Common Stock and (iii) SouthBank has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SouthBank provided in Article 7. Except as may result from the transactions contemplated by this Agreement, SouthBank has not, since the date of the SouthBank Financial Statements delivered prior to the date of this Agreement:

(a) except as set forth in Section 5.8(a) of the SouthBank Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b) suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d) except as set forth in Section 5.8(d) of the SouthBank Disclosure Memorandum, had any customer with a loan or deposit balance of more than $100,000 terminate, or received notice of such customer’s intent to terminate, its relationship with SouthBank;

(e) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f) except as set forth in Section 5.8(f) of the SouthBank Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g) except as set forth in Section 5.8(g) of the SouthBank Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $100,000.00;

(h) except as set forth in Section 5.8(h) of the SouthBank Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000.00;

(i) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the SouthBank Financial Statements;

(j) entered into any agreement, contract or commitment to do any of the foregoing; or

(k) authorized or issued any additional shares of SouthBank Common Stock, preferred stock, or Equity Rights.

5.9 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of SouthBank have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the SouthBank Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the SouthBank Disclosure Memorandum. SouthBank’s federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of SouthBank.

(b) SouthBank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) The provision for any Taxes due or to become due for SouthBank for the period or periods through and including the date of the respective SouthBank Financial Statements that has been made and is reflected on such SouthBank Financial Statements is sufficient to cover all such Taxes.

(d) Deferred Taxes of SouthBank have been provided for in accordance with GAAP.

(e) SouthBank is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f) SouthBank has not experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

5.10 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the balance sheets of SouthBank included in the SouthBank Financial Statements and the Allowance shown on the balance sheets of SouthBank as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of SouthBank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SouthBank as of the dates thereof.

5.11 Assets.

(a) Except as disclosed in Section 5.11 of the SouthBank Disclosure Memorandum or as disclosed or reserved against in the SouthBank Financial Statements delivered prior to the date of this Agreement, SouthBank has good and marketable title, free and clear of all Liens, to its Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the SouthBank Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v)

capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of SouthBank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SouthBank’s past practices. All Assets which are material to SouthBank’s business on a consolidated basis, held under leases or subleases by SouthBank, are held under valid Contracts enforceable against SouthBank in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) SouthBank has paid all amounts due and payable under any insurance policies and guarantees applicable to SouthBank and its Assets and operations; all such insurance policies and guarantees are in full force and effect, and all SouthBank’s material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. SouthBank has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by SouthBank under such policies.

(c) With respect to each lease of any real property or personal property to which SouthBank is a party (whether as lessee or lessor), except for financing leases in which SouthBank is lessor, (i) such lease is in full force and effect in accordance with its terms against SouthBank; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by SouthBank; (iii) there exists no Default under such lease by SouthBank; and (iv) upon receipt of the consents described in Section 5.11(c) of the SouthBank Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d) SouthBank has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e) SouthBank’s Assets include all material Assets required to operate the business of SouthBank as presently conducted.

5.12 Intellectual Property. SouthBank owns or has a license to use all of the Intellectual Property used by SouthBank in the course of its business. SouthBank is the owner of or has a license to any Intellectual Property sold or licensed to a third party by SouthBank in connection with SouthBank’s business operations, and SouthBank has the right to convey by sale or license any Intellectual Property so conveyed. SouthBank has received no notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of SouthBank with respect to Intellectual Property used, sold or licensed by SouthBank in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of SouthBank’s business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the SouthBank Disclosure Memorandum, SouthBank is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the SouthBank Disclosure Memorandum, no officer, director or employee of SouthBank is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including SouthBank.

5.13 Environmental Matters.

(a) Except as disclosed in Section 5.13(a) of the SouthBank Disclosure Memorandum, SouthBank, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) Except as disclosed in Section 5.13(b) of the SouthBank Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which SouthBank or any of its Operating Properties or Participation Facilities (or SouthBank in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by SouthBank or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c) During the period of (i) SouthBank’s ownership or operation of any of its Assets, (ii) SouthBank’s participation in the management of any Participation Facility, or (iii) SouthBank’s holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) SouthBank’s ownership or operation of any of its Assets, (ii) SouthBank’s participation in the management of any Participation Facility, or (iii) SouthBank’s holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d) SouthBank has delivered to SBKC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by SouthBank pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by SouthBank or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(e) There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the SouthBank Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of SouthBank at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14 Compliance with Laws. SouthBank is a state bank whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the SouthBank Disclosure Memorandum, SouthBank is not:

(a) in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b) in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c) since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that SouthBank is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring SouthBank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBKC.

5.15 Labor Relations. SouthBank is not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is SouthBank party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving SouthBank. To the Knowledge of SouthBank, there is no activity involving any of SouthBank’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16 Employee Benefit Plans.

(a) SouthBank has listed in Section 5.16 of the SouthBank Disclosure Memorandum, and has delivered or made available to SBKC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SouthBank or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “SouthBank Benefit Plans”). Any of the SouthBank Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “SouthBank ERISA Plan.” Each SouthBank ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “SouthBank Pension Plan.” No SouthBank Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All SouthBank Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as set forth in Section 5.16(b) of the SouthBank Disclosure Memorandum, each SouthBank ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the Internal Revenue Service issued in response to an application filed pursuant to Revenue Procedure 2000-27 or any subsequently issued Revenue Procedure or (ii) is entitled to rely upon an opinion letter issued in response to an application filed by the sponsor of a master, prototype or volume submitter plan pursuant to Revenue Procedure 2000-20 or any subsequently issued Revenue Procedure, and SouthBank is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter or to disqualify SouthBank from relying upon such opinion letter to the fullest extent permitted under Revenue Procedure 2004-6. SouthBank has not engaged in a transaction with respect to any SouthBank Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject SouthBank to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) No SouthBank Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material adverse change in the financial position of any SouthBank Pension Plan, (ii) no material adverse change in the actuarial assumptions with respect to any SouthBank Pension Plan, and (iii) no increase in benefits under any SouthBank Pension Plan as a result of plan amendments or changes in applicable Law which are reasonably likely to materially adversely affect the funding status of any such plan. Neither any SouthBank Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SouthBank, or the single-employer plan of any entity which is considered one employer with SouthBank under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. SouthBank has not provided, and is not required to provide, security to a SouthBank

Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by SouthBank with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. SouthBank has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SouthBank Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) Except as disclosed in Section 5.16 of the SouthBank Disclosure Memorandum, SouthBank has no Liability for retiree health and life benefits under any of the SouthBank Benefit Plans and there are no restrictions on the rights of SouthBank to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

(f) Except as disclosed in Section 5.16 of the SouthBank Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of SouthBank from SouthBank under any SouthBank Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SouthBank Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of SouthBank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SouthBank Financial Statements to the extent required by and in accordance with GAAP.

(h) Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by SouthBank on or after January 1, 2005, has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17 Material Contracts. Except as disclosed in Section 5.17 of the SouthBank Disclosure Memorandum or otherwise reflected in the SouthBank Financial Statements, neither SouthBank nor any of its Assets, businesses, or operations that is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by SouthBank or the guarantee by SouthBank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts SouthBank from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by SouthBank, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “SouthBank Contracts”). With respect to each SouthBank Contract and except as disclosed in Section 5.17 of the

SouthBank Disclosure Memorandum: (i) the Contract is in full force and effect against SouthBank; (ii) SouthBank is not in Default thereunder; (iii) SouthBank has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of SouthBank for money borrowed is prepayable at any time by SouthBank without penalty or premium.

5.18 Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against SouthBank, or against any employee benefit plan of SouthBank, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against SouthBank. Section 5.18 of the SouthBank Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which SouthBank is a party and that names SouthBank as a defendant or cross-defendant or for which SouthBank has any potential Liability in excess of $50,000.

5.19 Reports. Since December 31, 2003, SouthBank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Accounting, Tax and Regulatory Matters. SouthBank has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 Community Reinvestment Act. SouthBank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22 Privacy of Customer Information.

(a) SouthBank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the SBKC Entities pursuant to this Agreement and the Agreement of Merger and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by SouthBank, the transfer of such IIPI to the SBKC Entities, and the use of such IIPI by the SBKC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23 Technology Systems.

(a) Except to the extent indicated in Schedule 5.23 of the SouthBank Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by SouthBank (collectively, the “Technology Systems”) to continue by the SBKC Entities to the same extent and in the same manner that it has been used by SouthBank.

(b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a SouthBank Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c) Details of SouthBank’s disaster recovery and business continuity arrangements have been provided to SBKC with the SouthBank Disclosure Memorandum.

(d) SouthBank has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of SouthBank’s agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24 Bank Secrecy Act Compliance. SouthBank is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. SouthBank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.25 SouthBank Disclosure Memorandum. SouthBank has delivered to SBKC a memorandum (the “SouthBank Disclosure Memorandum”) containing certain information regarding SouthBank as indicated at various places in this Agreement. All information set forth in the SouthBank Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of SouthBank under this Article 5. The information contained in the SouthBank Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.26 Affiliate Agreements. Each of the directors of SouthBank has executed and delivered to SBKC an agreement in substantially the form of Exhibit “B” (collectively, the “SouthBank Affiliate Agreements”).

5.27 Board Recommendation. The Board of Directors of SouthBank, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the SouthBank Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of SouthBank Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SBKC

SBKC hereby represents and warrants to SouthBank as follows:

6.1 Organization, Standing and Power. SBKC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a Bank holding company under the BHC Act. SBKC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBKC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2 Authority; No Breach By Agreement.

(a) SBKC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBKC. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SBKC, enforceable against SBKC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by SBKC, nor the consummation by SBKC of the transactions contemplated hereby, nor compliance by SBKC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SBKC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBKC Subsidiary or any resolution adopted by the board of directors or the shareholders of any SBKC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBKC Entity under, any Contract or Permit of any SBKC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBKC Entity or any of their respective material Assets (including any SBKC Entity or SouthBank becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or SouthBank being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq National Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBKC of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock.

(a) The authorized capital stock of SBKC consists of 10,000,000 shares of SBKC Common Stock, of which 5,819,905 shares are issued and outstanding. All of the issued and outstanding shares of SBKC Common Stock are, and all of the shares of SBKC Common Stock to be issued in exchange for shares of SouthBank Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBKC Common Stock has been, and none of the shares of SBKC Common Stock to be issued in exchange for shares of SouthBank Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SBKC.

(b) Except as set forth in Section 6.3(a) of this Agreement or in Section 6.3(b) of the SBKC Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SBKC outstanding and no outstanding Equity Rights relating to the capital stock of SBKC.

6.4 SBKC Subsidiaries. Except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum, SBKC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBKC Subsidiary. No capital stock (or other equity interest) of any SBKC Subsidiary is or may become required to be issued (other than to another SBKC Entity) by reason of any Equity Rights, and there are no Contracts by which any SBKC Subsidiary is bound to issue (other than to another SBKC Entity)

additional shares of its capital stock (or other equity interests) or Equity Rights or by which any SBKC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SBKC Subsidiary (other than to another SBKC Entity). There are no Contracts relating to the rights of any SBKC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any SBKC Subsidiary. All of the shares of capital stock (or other equity interests) of each SBKC Subsidiary held by an SBKC Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national Banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the SBKC Entity free and clear of any Lien, except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum. Each SBKC Subsidiary is either a bank, a Connecticut Statutory Trust, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SBKC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each SBKC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5 SEC Filings; Financial Statements.

(a) SBKC has timely filed and made available to SouthBank all SEC Documents required to be filed by SBKC since December 31, 2001 (the “SBKC SEC Reports”). The SBKC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBKC SEC Reports or necessary in order to make the statements in such SBKC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBKC Subsidiary is required to file any SEC Documents.

(b) Each of the SBKC Financial Statements (including, in each case, any related notes) contained in the SBKC SEC Reports, including any SBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No SBKC Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of SBKC as of September 30, 2004, included in the SBKC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No SBKC Entity has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a SBKC Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7 Absence of Certain Changes or Events. Since September 30, 2004, except as disclosed in the SBKC Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the SBKC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an SBKC Material Adverse Effect, and (ii) none of the SBKC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SBKC provided in Article 7.

6.8 Legal Proceedings.

(a) There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SBKC Entity, or against any director, employee or employee benefit plan of any SBKC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SBKC Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any SBKC Entity as a result of examination by any bank or bank holding company regulatory authority.

(c) No SBKC Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any SBKC Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.9 Community Reinvestment Act. SBKC has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of SouthBank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SBKC shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, SouthBank covenants and agrees that it will not do or agree or commit to do any of the following:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments, or

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business of SouthBank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of SouthBank of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements,

Bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the SouthBank Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of SouthBank’s capital stock, or declare or pay any dividend or make any other distribution in respect of SouthBank’s capital stock; or

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SouthBank Common Stock or any other capital stock of SouthBank, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e) adjust, split, combine or reclassify any shares of SouthBank Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SouthBank Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) enter into or amend any employment Contract with any Person (unless such amendment is required by Law or this Agreement) that SouthBank does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of SouthBank other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of SouthBank for over $100,000 in money damages or any restrictions upon the operations of SouthBank; or

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $100,000.

7.3 Negative Covenants of SBKC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SouthBank shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, SBKC covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of SBKC, in each case, in any manner adverse to the holders of SouthBank Common Stock.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a SouthBank Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6 Loan Portfolio Review. SBKC shall have the right to perform due diligence reviews of SouthBank’s lending activities at 45-day intervals between the date of this Agreement and the Effective Date. SBKC shall not perform more than three such reviews between the date of this Agreement and the Effective Date.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 SBKC Registration Statement.

(a) SBKC will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SBKC Common Stock that will be issued to the holders of SouthBank Common Stock pursuant to the Merger. SBKC shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the SBKC Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the SBKC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of SouthBank except to the extent that the transfer of any shares of SBKC Common Stock received by shareholders of SouthBank is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. SouthBank and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b) Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to SouthBank’s shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by SouthBank for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to SouthBank’s shareholders and at the time of the SouthBank shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by SouthBank with respect to statements made or incorporated by reference therein based on information supplied by any SBKC Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2 Exchange Listing. SBKC shall list, prior to or at the Effective Time, on the Nasdaq National Market the shares of SBKC Common Stock to be issued to the holders of SouthBank Common Stock pursuant to the Merger, and SBKC shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

8.3 Applications. SBKC shall prepare and file, and SouthBank shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SBKC shall execute and file the Articles of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a SouthBank Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

8.7 No Solicitations.

(a) Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, SouthBank shall not, without the prior written approval of SBKC,

(i) directly or indirectly solicit or initiate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal; or

(ii) withdraw its recommendation to the SouthBank shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b) SouthBank shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBKC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c) Nothing contained in this Section 8.7 shall prohibit any officer or director of SouthBank from taking any action that the Board of Directors of SouthBank shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to SouthBank and its shareholders.

(d) SouthBank shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e) Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8 Press Releases. Prior to the Effective Time, SouthBank and SBKC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Charter Provisions. SouthBank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under SouthBank’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBKC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of SouthBank that may be directly or indirectly acquired or controlled by them.

8.11 Agreement of Affiliates. SouthBank has disclosed in Section 8.11 of the SouthBank Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of SouthBank for purposes of Rule 145 under the 1933 Act. SouthBank shall use its reasonable efforts to cause each such Person to deliver to SBKC not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit “B.”

8.12 Indemnification and Insurance.

SBKC covenants and agrees that:

(a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under SouthBank’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBKC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBKC and the Indemnified Party.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBKC under such subparagraph, notify SBKC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBKC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBKC to such Indemnified Party of its election so to assume the defense thereof, SBKC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBKC elects not to assume such defense or if counsel for the Indemnified Party advises SBKC in writing that there are material substantive issues that raise conflicts of interest between SBKC or SouthBank and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBKC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBKC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c) SouthBank shall cause the persons serving as its officers or directors of Holding or the Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by SouthBank with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBKC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with SouthBank’s consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by SouthBank for such insurance shall not exceed 150% of the most current annual premium paid by SouthBank for its directors and officers liability insurance, without SBKC’s prior approval.

(d) If SBKC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBKC shall assume the obligations set forth in this Section 8.12.

(e) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13 Employee Benefits and Contracts. Following the Effective Time, SBKC shall provide generally to officers and employees of SouthBank (who continue employment with SBKC or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by SBKC to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with SouthBank prior to the Effective Date shall be counted. SBKC shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the SouthBank Disclosure Memorandum between SouthBank and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by SBKC by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, SBKC shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more SouthBank employees participated immediately prior to the Effective Time (a “SouthBank Plan”), SBKC shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such SouthBank employee’s participation in the SouthBank Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such SouthBank employee under a SouthBank Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. SBKC also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any SouthBank Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the SouthBank Plan or any successor group health plan maintained by SBKC. At the request of SBKC, SouthBank will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by SouthBank that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a) Shareholder Approval. The shareholders of SouthBank shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a SouthBank Material Adverse Effect or an SBKC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SBKC Common Stock issuable pursuant to the Merger shall have been received.

(f) Nasdaq Listing. The shares of SBKC Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

(g) Tax Matters. Each Party shall have received a written opinion of counsel from Powell Goldstein LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of SouthBank Common Stock for SBKC Common Stock will not give rise to gain or loss to the shareholders of SouthBank with respect to such exchange (except to the extent of any cash received).

(h) Opinion of Financial Advisor. SouthBank shall have received the opinion of Burke Capital Group, L.L.C., to the effect that the Merger Consideration to be received by the holders of SouthBank Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to SBKC.

9.2 Conditions to Obligations of SBKC. The obligations of SBKC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBKC pursuant to Section 11.6(a):

(a) Representations and Warranties. The representations and warranties of SouthBank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a SouthBank Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SouthBank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. SouthBank shall have delivered to SBKC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SouthBank, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SouthBank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBKC and its counsel shall request.

(d) Opinion of Counsel. SouthBank shall have delivered to SBKC an opinion of Troutman Sanders LLP, dated as of the Closing Date, covering those matters set forth in Exhibit “D” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e) Affiliate Agreements. SBKC shall have received from each director of SouthBank the affiliates letter referred to in Section 8.12.

(f) Equity Rights. All outstanding Equity Rights relating to the capital stock of SouthBank shall have been exercised or cancelled prior to the Effective Time. No Equity Rights relating to the capital stock of SouthBank, whether vested or unvested, shall be outstanding immediately preceding the Effective Time.

(g) Noncompete Agreements. SBKC shall have received from each director of SouthBank a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located in Cherokee, Forsyth or Paulding Counties in the State of Georgia.

9.3 Conditions to Obligations of SouthBank. The obligations of SouthBank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SouthBank pursuant to Section 11.6(b):

(a) Representations and Warranties. The representations and warranties of SBKC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an SBKC Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBKC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. SBKC shall have delivered to SouthBank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBKC, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SBKC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SouthBank and its counsel shall request.

(d) Opinion of Counsel. SBKC shall have delivered to SouthBank an opinion of Powell Goldstein LLP, counsel to SBKC, dated as of the Closing Date, covering those matters set forth in Exhibit “C” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e) Employment Contracts. SBKC shall have executed mutually satisfactory employment agreements with Messrs. Charles M. Barnes, James M. Brown, Jr. and Ms. Diana W. Davis.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of SouthBank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written consent of the Boards of Directors of SBKC and SouthBank; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a SouthBank Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, on the breaching Party; or

(c) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of SouthBank fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f) By the Board of Directors of SBKC if the Board of Directors of SouthBank

(i) shall withdraw, modify or change its recommendation to the SouthBank shareholders with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing or;

(ii) either recommends to the SouthBank shareholders or affirmatively approved any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g) By the Board of Directors of SouthBank if SouthBank receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of SouthBank determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to SouthBank’s shareholders than the transactions contemplated by this Agreement; or

(h) By the Board of Directors of SBKC if the holders of more than 10% in the aggregate of the Outstanding SouthBank Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC; or

(i) Pursuant to the provisions of Section 3.1(d) if the parties are unable to reach agreement as provided therein.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6 and 8.12.

10.4 Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then SouthBank (or its successor) shall pay or cause to be paid to SBKC, as liquidated damages and not as a penalty, upon demand a termination payment of $1.4 million payable in same day funds.

10.5 Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of SouthBank, or the beneficial ownership or 15% or more of any class of SouthBank capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of SouthBank capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean $9,660,000.

“Cash Consideration per Share” shall mean the Cash Consideration, divided by the number of Outstanding SouthBank Shares.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FICG” shall mean the Financial Institutions Code of Georgia.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the Banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean $32,200,000, consisting of the Cash Consideration and the Stock Consideration, payable to the holders of SouthBank Common Stock pursuant to this Agreement.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either SouthBank or SBKC, and “Parties” shall mean both SouthBank and SBKC.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by SouthBank to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBKC relating to the issuance of the SBKC Common Stock to holders of SouthBank Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBKC under the 1933 Act with respect to the shares of SBKC Common Stock to be issued to the shareholders of SouthBank in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq National Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the Office of Thrift Supervision and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of SouthBank to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“SBKC Common Stock” shall mean the $1.00 par value common stock of SBKC.

“SBKC Disclosure Memorandum” shall mean the written information entitled “SBKC Disclosure Memorandum” delivered prior to the date of this Agreement to SouthBank describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SBKC Entities” shall mean, collectively, SBKC and all SBKC Subsidiaries.

“SBKC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBKC as of December 31, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBKC in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBKC as of September 30, 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by SBKC to SouthBank prior to execution of this Agreement.

“SBKC Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of SBKC and its Subsidiaries, taken as a whole, or (ii) the ability of SBKC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to Banks and their holding companies, (c) actions and omissions of SBKC (or any of its Subsidiaries) taken with the prior informed written Consent of SouthBank in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of SBKC, including expenses incurred by SBKC in consummating the transactions contemplated by this Agreement.

“SBKC Subsidiaries” shall mean the Subsidiaries of SBKC and any corporation, Bank, savings association, or other organization acquired as a Subsidiary of SBKC in the future and held as a Subsidiary by SBKC at the Effective Time.

“SouthBank Common Stock” shall mean the $5.00 par value common stock of SouthBank.

“SouthBank Disclosure Memorandum” shall mean the written information entitled “SouthBank Disclosure Memorandum” delivered prior to the date of this Agreement to SBKC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SouthBank Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of SouthBank as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited balance sheets (including related notes and schedules, if any) of SouthBank as of September 30, 2004, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine month period ended September 30, 2004, as delivered by SouthBank to SBKC prior to execution of this Agreement.

“SouthBank Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of SouthBank, taken as a whole, or (ii) the ability of SouthBank to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of SouthBank taken with the prior informed written Consent of SBKC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of SouthBank, including expenses incurred by SouthBank in consummating the transactions contemplated by this Agreement.

“Stock Consideration” shall mean 560,836 shares of SBKC Common Stock, representing 70% of the Merger Consideration (based on a $40.19 price per share of SBKC Common Stock).

“Stock Consideration per Share” shall mean the Stock Consideration divided by the number of Outstanding SouthBank Shares.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Bank” shall mean Security Bank of North Metro as the surviving Bank resulting from the Merger.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses. Except as otherwise provided in this Section 11.2 or Exhibit “A,” each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3 Brokers and Finders. Except as disclosed in Section 11.3 of the SouthBank Disclosure Memorandum and of the SBKC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by SouthBank or by SBKC, each of SouthBank and SBKC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of

SouthBank Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of SouthBank Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of SouthBank Common Stock will be exchanged for shares of SBKC Common Stock shall not be amended after the SouthBank Shareholders’ Meeting in a manner adverse to the holders of SouthBank Common Stock without any requisite approval of the holders of the issued and outstanding shares of SouthBank Common Stock entitled to vote thereon.

11.6 Waivers.

(a) Prior to or at the Effective Time, SBKC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SouthBank, to waive or extend the time for the compliance or fulfillment by SouthBank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBKC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBKC.

(b) Prior to or at the Effective Time, SouthBank, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBKC, to waive or extend the time for the compliance or fulfillment by SBKC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SouthBank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SouthBank.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

SouthBank:	SouthBank
155 Towne Lake Parkway
Woodstock, Georgia 30188
	Attention:	Chairman

With a copy to:	Thomas O. Powell, Esq.
Troutman Sanders LLP
600 Peachtree Street NE
Suite 5200
Atlanta, Georgia 30308-2216

SBKC:	Security Bank Corporation
P. O. Box 4748
Macon, Georgia 31208-4748
	Attention:	H. Averett Walker, President and Chief Executive Officer

With a copy to:	Walter G. Moeling, IV, Esq.
Powell Goldstein LLP
1201 West Peachtree Street, N.E
Atlanta, Georgia 30309

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SECURITY BANK CORPORATION

By:	/s/ H. AVERETT WALKER
H. Averett Walker President and Chief Executive Officer

SOUTHBANK

By:	/s/ CHARLES M. BARNES
Charles M. Barnes President and Chief Executive Officer

APPENDIX 1

Bank Stocks to be Used in Calculation of Index Ratio

Name	Symbol	City	State

Capital City Bank Group Inc.	CCBG	Tallahassee	FL

First Community Bancshares Inc	FCBC	Bluefield	VA

Union Bankshares Corp.	UBSH	Bowling Green	VA

Bank of the Ozarks Inc.	OZRK	Little Rock	AR

First Bancorp	FBNC	Troy	NC

Virginia Financial Group	VFGI	Culpeper	VA

Seacoast Banking Corp. of FL	SBCF	Stuart	FL

SCBT Financial Corp.	SCBT	Columbia	SC

GB&T Bancshares Inc.	GBTB	Gainesville	GA

Fidelity Southern Corp.	LION	Atlanta	GA

Southern Community Financial	SCMF	Winston-Salem	NC

Cardinal Financial Corp.	CFNL	McLean	VA

BancTrust Financial Group Inc.	BTFG	Mobile	AL

Virginia Commerce Bancorp Inc.	VCBI	Arlington	VA

Bank of Granite Corp.	GRAN	Granite Falls	NC

EXHIBIT “A”

AGREEMENT OF MERGER

This Agreement of Merger entered into this          day of                 , 2005, hereinafter called “the Agreement,” pursuant to §14-2-1101, et seq. of the Georgia Business Corporation Code and §7-1-530, et seq. of the Financial Institutions Code of Georgia, by and between SOUTHBANK, Woodstock, Georgia, a banking corporation organized under the laws of the State of Georgia (hereinafter referred to as the “Bank”); and SECURITY INTERIM BANK, an interim state Bank duly organized and existing under the laws of the State of Georgia (hereinafter referred to as “Interim”), such corporations being hereinafter referred to jointly as the “Constituent Companies.”

W I T N E S S E T H:

WHEREAS, the aggregate number of shares of common stock with $5.00 par value per share, of the Bank outstanding is                     ; and

WHEREAS, the aggregate number of shares of common stock, par value $      per share, that Interim is authorized to issue is                     , of which shares are held by SECURITY BANK CORPORATION, a Georgia corporation (hereinafter referred to as “SBKC”); and

WHEREAS, the Boards of Directors of the Bank and Interim deem it advisable for the general welfare of both corporations and the shareholders of each thereof that such corporations merge under and pursuant to the provisions of §14-2-1101, et seq. of the Georgia Business Corporation Code and §7-1-463, et seq. of the Financial Institutions Code of Georgia, and the Board of Directors of each of such banks has, by resolution duly adopted and approved this Agreement; and

WHEREAS, the Board of Directors of the Bank has directed that this Agreement be submitted to a vote of its shareholders at a specially called meeting to be held at such time as may be designated by the Board of Directors, and the Board of Directors of Interim has recommended the merger to shareholders and directed that this Agreement be submitted to a vote of Interim’s sole shareholder at either a special meeting to be held at such time as directed by the Board of Directors of Interim or by unanimous written consent in accordance with applicable law, for the purpose of approving this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree, that in accordance with the provisions of the Financial Institutions Code of Georgia, the Bank shall be merged into Interim, which shall be the surviving bank (hereinafter referred to as the “Surviving Bank”), and that the terms and conditions of such Merger, the mode of carrying it into effect, the manner of converting and exchanging the shares of the Constituent Companies into shares of the Surviving Bank or shares of SBKC and cash, and other details and provisions deemed necessary or proper are and shall be as herein set forth.

1. Merger. Upon the merger becoming effective in accordance with the laws of the State of Georgia:

(a) The Bank shall be merged into Interim, which shall be the surviving corporation and its name shall be changed to Security Bank of North Metro. The Constituent Companies shall be a single corporation and the separate existence of the Bank shall cease, except to the extent provided by the laws of the State of Georgia.

(b) On the effective date of the Merger (the “Effective Date”), for all purposes of the laws of the State of Georgia, the separate existence of the Bank shall cease and Bank shall be merged into Interim, which shall possess all the rights, privileges, powers, and franchises both of a public and a private nature, and shall be subject to all the restrictions, disabilities, and duties of each of the Constituent Companies so merged;

and all the rights, privileges, powers and franchises of each of the Constituent Companies, in all property, real and personal, and mixed, and all debts due to any of such Constituent Companies on whatever account, as well for share subscriptions as for all other things and actions or belonging to each of such Constituent Companies, shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Bank as they were of the respective Constituent Companies, and the title to any real estate vested by deed or otherwise, under the laws of this state and any of such Constituent Companies, shall not revert or be in any way impaired by reason of the merger, but all rights of creditors and all liens upon any property of any of such Constituent Companies shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Companies shall thenceforth attach to such Surviving Bank, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

(c) The Articles of Incorporation and Bylaws of Interim, as herein amended, shall on the Effective Date of the Merger (the “Effective Date”) be the Articles of Incorporation of the Surviving Bank, and shall on the Effective Date be made a part hereof with the same force and effect as if herein set forth in full, and from and after the Effective Date separate and apart from this Agreement, shall be, and may be separately certified as, the Articles of Incorporation of the Surviving Bank; and in addition to the powers conferred on it by the statute, the Surviving Bank shall have the powers set forth therein and shall be governed by the provisions thereof.

(d) The Articles of Incorporation of the Surviving Bank are amended to change the name of Security Interim Bank to Security Bank of North Metro by deleting paragraph 1 of the Articles of Incorporation in its entirety of the Surviving Bank and inserting in lieu thereof the following new paragraph 1.

“1. The name of the corporation shall be Security Bank of North Metro.”

(e) The directors and officers of the Bank immediately prior to the merger becoming effective shall be and constitute the directors and officers of the Surviving Bank. If on the effective date of the merger a vacancy shall exist on the board of directors or in any of the offices of the Surviving Bank, such vacancy may thereafter be filled in the manner provided by the articles of incorporation and the bylaws of the Surviving Bank and the laws of the State of Georgia.

2. Conversion of Shares. The manner of converting and exchanging the shares of the Constituent Companies into the shares and cash of the Surviving Bank or of SBKC, as the case may be, shall be as follows:

(a) Each of the                  shares of Interim common stock issued and outstanding on the Effective Date of the Merger and owned by SBKC, or such greater number as may be issued to correspond with any additional shares of Bank stock issued subsequent to the execution of this agreement and prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, upon the Merger becoming effective, into one common share of the surviving company. Immediately after the merger, SBKC shall own all of the                  shares of $5.00 par value common stock of the Surviving Bank, or such greater number of shares as may then be issued and outstanding.

(b) In consideration for the merger of Interim with and into the Bank, each of the                  shares of SouthBank common stock shall as of the effective date, by virtue of the merger and without any action on the part of the holders thereof, be converted into and exchanged for its pro rata share of $9,660,000 in cash and 560,836 shares of SBKC’s $1.00 par value as provided in the Agreement and Plan of Reorganization between SBKC and Bank dated January 19, 2005. As soon as practicable after the Effective Date of the Merger, each holder as of the Effective Date of any of the shares of the Bank’s common stock owned by him or her shall be entitled, upon presentation and surrender to SBKC of the certificates representing such shares, to receive in exchange therefore a stock certificate to evidence the shares of SBKC common stock and the cash to which he or she is entitled to by virtue of the Merger. Until so surrendered, each outstanding certificate that prior to the Merger date represented stock of the Bank shall be deemed for all corporate purposes to evidence the holder’s entitlement to certificates evidencing his or her ownership in SBKC, and shall not evidence any shares of stock of the Bank, all of which shall, upon the effective date of the merger, be owned by SBKC. Unless and until each such certificate owned by holders of common stock of the Bank immediately prior to the Effective Date of the Merger is surrendered, the holder of any such certificate shall not have any right to receive any cash or stock dividends paid with respect to the shares of SBKC to which the holder is entitled to as a result of the merger, but upon surrender of such certificates, SBKC shall issue to the holder stock certificates evidencing the holder’s ownership of shares of SBKC stock to which he or she is entitled under the terms of the Merger.

3. Further Instruments. If at any time the Surviving Bank shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Bank the title to any property or rights of the Bank, the proper officers and directors of the Bank shall, and will, execute and make all such proper assignments and assurances in law and do all things necessary or proper to vest such property or rights in the surviving company, and otherwise to carry out the purposes of this agreement.

4. Shareholder Approval. Adoption of this Agreement by each party thereto shall require the affirmative vote of at least:

(a) The majority vote of the directors of Bank and Interim hereto; and

(b) The holders of at least two-thirds of the outstanding voting shares of the Bank and Interim’s common stock entitled to vote at any special meeting called by such party for purposes of approving the plan of reorganization and this agreement of merger. The notices to shareholders of the meeting shall include a copy or summary of this agreement and a full statement of the rights and remedies of dissenting shareholders, the method of exercising them, the limitations on such rights and remedies and all other information required by law.

(c) Any modification of this agreement after it has been adopted shall be made by the same vote as that required for adoption.

5. Dissenting Shareholders of the Bank or Interim. Any shareholder of the Bank or Interim may object to the merger and demand payment to him or her of the fair value of his or her shares of the Bank or Interim. Any holder of record intending to exercise his right to dissent shall file with the respective Bank, before the meeting of shareholders at which the proposed plan of merger is submitted to a vote, or at such meeting but before the vote, a written notice of his or her intent to demand payment for his or her shares if the proposed merger is effectuated. The shareholder must also refrain from voting in favor of the proposed merger.

No later than ten days after the proposed merger is effectuated, the Bank or Interim will deliver to each shareholder who shall have perfected his or her rights as a dissenter, written notice advising of the approval of the proposed merger and enclosing a copy of Article 13 of the Georgia Business Corporation Code. The notice will further advise the dissenting shareholder where the demand for payment must be sent and where and when certificates must be deposited, inform holders to what extent transfer of the shares will be restricted after the payment demand is received, and will set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice to the shareholder is delivered. With the time provided by such notice, the dissenting shareholder must demand payment and deposit his certificates with the Bank in accordance with the terms of the notice.

If all of the preceding conditions are fully satisfied, the Bank or Interim will be required within ten (10) days of the later of the date the proposed merger is effectuated or receipt of a payment demand to offer to pay each dissenter who has complied with all of the conditions set forth the amount the Bank or Interim estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by certain recent financial statements of the Bank and will advise the dissenter of his or her right to demand payment under O.C.G.A. §14-2-1327, and will include a copy of Article 13 of the Georgia Business Corporation Code and the corporation’s explanation of how interest has been calculated. If the merger is not completed within sixty (60) days after the date set for demanding payment and depositing share certificates, the deposited certificates must be returned, and if the proposed merger is later effectuated, the applicable corporation must send a new notice to those shareholders who perfected their dissenter’s rights under O.C.G.A. §14-2-1322.

Any dissenting shareholder who is dissatisfied with the offer of payment may demand payment of his or her estimate of the fair value of his or her shares, together with interest due, if the shareholder believes the amount offered by the Bank is less than the fair value of his or her shares or that the interest due is incorrectly calculated, or if the Bank, having failed to effectuate the proposed merger, does not return the deposited certificates within sixty (60) days after the date set for demanding payment. Any shareholder who fails to notify the Bank of his demand in writing within thirty (30) days after the Bank made or offered payment for his or her shares will not be entitled to receive payment for his or her estimated value of the shares.

If the shareholder’s demand for payment remains unsettled, the Surviving Bank will commence legal proceedings within sixty (60) days after receiving the payment demand in the Superior Court of Cherokee County to determine the fair value of the shares and accrued interest. If it fails to take that action, it must pay to each dissenter whose demand remains unsettled the amount demanded. All dissenters whose demand remains unsettled will be made parties to the proceedings.

The provisions of Article 13 of the Georgia Business Corporation Code shall prevail to the extent of any inconsistency between the provisions of this agreement of merger and the provisions of the Georgia Business Corporation Code.

6. Payments to Dissenters. With respect to payments to the holders of any shares which may be voted in dissent to this agreement of merger and related plan of reorganization, SBKC may, at its election, provide the Surviving Bank with the monetary consideration in an amount sufficient to redeem any and all dissenting shares, or any portion thereof.

7. Conditions Precedent to the Merger. This merger is subject to, and consummation of the merger herein provided for, is conditioned upon receiving all consents and approvals required by law, including but not limited to the following:

(a) Approval by the Georgia Department of Banking as required by the Georgia Financial Institutions Code.

(b) Approval by the Federal Deposit Insurance Corporation as required by the Federal Deposit Insurance Act.

(c) Prior approval of the Federal Reserve Board for SBKC to become a holding company for the Bank pursuant to the Bank Holding Company Act of 1956, as amended.

(d) As to the securities issued by SBKC in exchange for the common stock of the Bank, compliance with Federal securities laws.

(e) Receipt by the Bank from Powell Goldstein LLP, its special counsel, that the transaction will be a tax free reorganization pursuant to §368 of the Internal Revenue Code of 1986 and that no gain or loss will be recognized for federal income tax purposes by the shareholders of the Bank who receive stock of SBKC in connection with the merger provided for herein.

(f) Compliance by SBKC with the Blue Sky Laws of the various states wherein the shareholders of the Bank reside on the Effective Date of the Merger.

8. Abandonment of Merger Plan. This plan of reorganization and agreement of merger may be terminated and abandoned before it becomes effective by a resolution passed by a majority of the board of directors of any of the parties to this agreement. In the event of termination and abandonment of this agreement of merger by the board of directors of any of the parties, this agreement of merger shall become wholly void and of no effect.

9. Expenses of the Merger. Each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the merger and any related transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

10. Effective Date. This merger agreement shall become effective at the date and time specified in a certificate of merger issued by the Secretary of State of Georgia.

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals by and through their duly authorized corporate officers the day and year first above written.

SECURITY INTERIM BANK

BY:
President

ATTEST:
Secretary

SOUTHBANK

BY:
President

ATTEST:
Secretary

EXHIBIT “B”

AFFILIATE AGREEMENT

Security Bank Corporation

Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of SouthBank (“SouthBank”), a state Bank organized under the laws of the State of Georgia and located in SouthBank, Georgia, and will become a shareholder of Security Bank Corporation (“SBKC”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of January         , 2005 (the “Agreement”), by and between SouthBank and SBKC. Under the terms of the Agreement, SouthBank will be merged into and with the SBKC Merger Subsidiary (the “Merger”), and the shares of the $5.00 par value common stock of SouthBank (“SouthBank Common Stock”) will be converted into and exchanged for cash and shares of the $1.00 par value common stock of SBKC (“SBKC Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and SBKC regarding certain rights and obligations of the undersigned in connection with the shares of SBKC Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of SouthBank and the mutual covenants contained herein, the undersigned and SBKC hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of SouthBank Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless SBKC is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of SouthBank Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than SouthBank, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2. Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of SBKC, transfer any shares of SouthBank Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3. Affiliate Status. The undersigned understands and agrees that as to SouthBank the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that SBKC has informed the undersigned that any distribution by the undersigned of SBKC Common Stock has not been registered under the 1933 Act and that shares of SBKC Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SBKC is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of SBKC Common Stock.

5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of SBKC Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for SouthBank.

6. Filing of Reports by SBKC. SBKC agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SBKC Common Stock issued to the undersigned pursuant to the Merger.

7. Miscellaneous. This Affiliate Agreement is the complete agreement between SBKC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

8. Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and between Security Bank Corporation and SouthBank.

This Affiliate Agreement is executed as of the              day of                     , 2005.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of , 2005

SECURITY BANK CORPORATION

By:
Its:

EXHIBIT “C”

MATTERS AS TO WHICH

POWELL GOLDSTEIN LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. SBKC is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. SBKC’s authorized capital stock consists of                  shares of SBKC Common Stock, of which, to our knowledge,              shares were outstanding as of                     , 2005 and              shares were outstanding as of the Closing Date. To our knowledge, the shares of SBKC Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

3. The execution and delivery by SBKC of the Agreement do not, and if SBKC were now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of SBKC or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any SBKC Entity is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by SBKC, and, assuming valid authorization, execution and delivery by SouthBank, constitutes a valid and binding agreement of SBKC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5. The shares of SBKC Common Stock to be issued to the shareholders of SouthBank as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

EXHIBIT “D”

MATTERS AS TO WHICH

TROUTMAN SANDERS LLP OR WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. SouthBank is a bank existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. SouthBank’s authorized capital stock consists of                  shares of SouthBank Common Stock, of which, to our knowledge,                      shares were outstanding as of                     , 2005 and              shares were outstanding as of the Closing Date. To our knowledge, the shares of SouthBank Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating SouthBank to issue or acquire any of its equity securities.

3. The execution and delivery by SouthBank of the Agreement do not, and if SouthBank were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of SouthBank or, to our knowledge but without any independent investigation, result in any material breach of, or default or acceleration under, any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which SouthBank is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by SouthBank and assuming valid authorization, execution and delivery by SBKC, constitutes a valid and binding agreement of SouthBank enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN SECURITY BANK CORPORATION AND SOUTHBANK

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is made and entered into as of March 9, 2005 by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, and SOUTHBANK, a bank organized under the laws of the State of Georgia.

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Reorganization dated January 19, 2005 (the “Agreement”);

WHEREAS, in order to evidence their mutual intent with respect to the provisions of the Agreement, the parties desire to amend the Agreement in certain technical respects as set forth herein.

NOW THEREFORE, the parties, intending to be legally bound, hereby amend the Agreement in the following respects, with all capitalized terms used herein but not defined having the meaning set forth in the Agreement.

1. Section 3.1(c) is hereby deleted in its entirety and replaced with the following text:

(c) Subject to adjustment as outlined below and the conditions set forth herein, each share of SouthBank Common Stock outstanding immediately prior to the Effective Time, other than shares held by SouthBank or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive its pro rata portion of the Merger Consideration. Such shares to be converted are sometimes referred to herein as the “Outstanding SouthBank Shares.” Each holder of SouthBank Common Stock may elect to receive his or her portion of the Merger Consideration in the form of cash, shares of SBKC Common Stock, or a combination of both. Because the total Cash Consideration and Stock Consideration are fixed, however, the relative proportions of a shareholder’s elected portion of the Merger Consideration represented by cash and shares of SBKC Common Stock are subject to pro rata adjustment by the Exchange Agent to the extent necessary to effect the issuance of the proper amounts of Cash Consideration and Stock Consideration.

2. Section 3.1(d) is hereby amended by replacing the words “the Effective Date” in the first line of that section with the words, “May 30, 2005 or such later date upon which the parties may agree.”

3. The definition of “Merger Consideration” set forth in Section 11.1 is hereby deleted in its entirety and replaced with the following text:

“Merger Consideration” shall mean the Cash Consideration plus the Stock Consideration payable to the holders of SouthBank Common Stock pursuant to this Agreement, which, solely for the purpose of determining the exchange ratio for the Cash Consideration and the Stock Consideration payable with respect to each share of SouthBank common stock, shall have an assumed value of $32,200,000.

4. Except as expressly set forth herein, this Amendment shall not constitute an amendment or waiver of any term or condition of the Agreement, and all such terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5. This Amendment will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

6. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties executed and delivered this Amendment as of the date first written above.

SECURITY BANK CORPORATION

By:	/s/ JAMES R. MCLEMORE
James R. McLemore Chief Financial Officer

SOUTHBANK

By:	/s/ CHARLES M. BARNES
Charles M. Barnes President and Chief Executive Officer

APPENDIX B

FAIRNESS OPINION OF

BURKE CAPITAL GROUP, L.L.C.

January 19, 2005

Board of Directors

SouthBank

155 Towne Lake Parkway

P.O. Box 2399

Woodstock, GA 30188

Members of the Board of Directors:

SouthBank (“SouthBank”) and Security Bank Corporation (“Security”) have entered into an Agreement and Plan of Reorganization (the “Agreement”), dated as of the 19th day of January, 2005, whereby SouthBank will merge with a wholly owned subsidiary of Security (the “Merger”), with Security being the surviving corporation and with the issued and outstanding shares of common stock of SouthBank (“SouthBank Stock”) being converted into the right to receive shares of common stock of Security (“Security Stock”) and cash, as elected by the shareholders of SouthBank. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that Security will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. SouthBank has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i) the Agreement and certain of the schedules thereto;

(ii) certain publicly available financial statements and other historical financial information of SouthBank and Security that we deemed relevant;

(iii) projected earnings budgets and estimates for SouthBank and Security, prepared by management of SouthBank and Security;

(iv) the views of senior management of SouthBank, based on discussions with members of senior management, regarding SouthBank’s business, financial condition, results of operations and future prospects;

(v) The pro forma financial impact of the Merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of SouthBank and BCG;

Burke Capital Group. L.L.C. • 945 East Paces Ferry Road, Suite 1400 • Atlanta, Georgia 30326

www.burkecapital.com • Tel. (404) 495-5920 / Fax (404) 495-5921

Board of Directors—SouthBank

January 19, 2005

(vi) a comparison of certain financial information for SouthBank with similar publicly available information for certain other companies;

(vii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii) the current market environment generally and the banking environment in particular; and

(ix) such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant.

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that SouthBank and Security or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of SouthBank and Security that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of SouthBank, Security or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of SouthBank or Security, nor have we reviewed any individual credit files relating to SouthBank or Security. We have assumed, with your consent, that the respective allowances for loan losses for both SouthBank and Security are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for SouthBank and Security and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of SouthBank, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of SouthBank and Security and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in SouthBank’s or Security’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is December 31, 2004. We have assumed in all respects material to our analysis that SouthBank and Security will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which SouthBank’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to SouthBank and for rendering this opinion. BCG has not had an investment banking relationship with Security; nor does it have any contractual relationship with Security.

This opinion is directed to the Board of Directors of SouthBank and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Board of Directors—SouthBank

January 19, 2005

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.
Burke Capital Group, L.L.C.

APPENDIX C

ARTICLE 13 OF THE

GEORGIA BUSINESS CORPORATION CODE

14-2-1301. Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F) Cancels, redeems, or repurchases all or part of the shares of the class; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,500 shares, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,500 shares, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322.

14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) Must not vote his or her shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this article.

14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1422 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-132.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The articles of incorporation of Security Bank Corporation, as amended, provide that Security Bank Corporation may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code. Article Nine of Security’s bylaws provides that Security may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of Security, or by reason of such person serving, at the request of Security, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, Security will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Security, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of Security. In addition, Security will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of Security Bank Corporation; or (c) a majority of disinterested directors then in office.

Article Nine of Security’s bylaws further authorizes Security, upon approval by its Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to Security that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of Security, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Security’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit	Description of Exhibit

2.1*	Agreement and Plan of Reorganization between Security Bank Corporation and SouthBank, dated January 19, 2005, as amended March 9, 2005, (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).

5.1*	Opinion of Powell Goldstein LLP, dated March 8, 2005, regarding legality of securities being registered (including its consent)

1

8.1	Opinion of Powell Goldstein LLP, dated April 22, 2005, regarding certain tax matters (including its consent)

23.1	Consent of Powell Goldstein LLP (included as parts of Exhibits 5.1* and 8.1)

23.2*	Consent of Burke Capital, L.L.C.

23.3	Consent of McNair, McLemore, Middlebrooks & Co., LLP

99.1*	Form of Proxy of SouthBank

*	Previously Filed

(b) Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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(f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 42(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Security Bank Corporation has filed this Registration Statement to be signed on its behalf by the undersigned duly authorized in the City of Macon, State of Georgia, on April 22, 2005.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. AVERETT WALKER, President

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 22, 2005, in the capacities indicated.

*
Edward M. Beckham
Director

*
Alford C. Bridges
Director

*
Frank H. Childs, Jr.
Director

*
Thad G. Childs, Jr.
Director

*
Benjamin W. Griffith, III
Director

*
Ruthie G. McMichael
Director

*
Robert T. Mullis
Director

*
Ben G. Porter
Director

*
John W. Ramsey
Director

4

*
Robert M. Stalnaker
Director

*
H. Cullen Talton, III
Director

*
Joe E. Timberlake, III
Director

*
H. Averett Walker
President, Chief Executive Officer and Director (Principal Executive Officer)

*
Larry C. Walker
Director

*
Richard W. White
Director

*
James R. McLemore
Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/s/ H. Averett Walker
H. Averett Walker
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit	Description of Exhibit

2.1*	Agreement and Plan of Reorganization between Security Bank Corporation and SouthBank, dated January 19, 2005, as amended March 9, 2005, (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).

5.1*	Opinion of Powell Goldstein LLP, dated March 8, 2005, regarding legality of securities being registered (including its consent)

8.1	Opinion of Powell Goldstein LLP, dated April 22, 2005, regarding certain tax matters (including its consent)

23.1	Consent of Powell Goldstein LLP (included as parts of Exhibits 5.1* and 8.1)

23.2*	Consent of Burke Capital, L.L.C.

23.3	Consent of McNair, McLemore, Middlebrooks & Co., LLP

99.1*	Form of Proxy of SouthBank

*	Previously Filed